                                                                       Exhibit 2


                           ------------------------

                           STOCK PURCHASE AGREEMENT

                                 by and among

                         BAY VIEW CAPITAL CORPORATION,
                                BAY VIEW BANK,
                          PACIFIC USA HOLDINGS CORP.,
                        PACIFIC FINANCIAL GROUP, INC.,
                           PSB CONSUMER FINANCE CORP
                                      and
                               PSB LENDING CORP.

                           ------------------------



                               ----------------

                                 June 10,1998

                               -----------------

                               TABLE OF CONTENTS

                                    RECITALS

                                   ARTICLE I
                        PURCHASE AND SALE OF PSB SHARES

 1.1   Purchase and Sale of the PSB Shares................................   1
 1.2   Purchase Price.....................................................   2
 1.3   The Closing........................................................   3
 1.4   The Earn Out.......................................................   3
 1.5   PSB Sale...........................................................   8
 1.6   Anti-Dilution Provisions...........................................   9
 1.7   Registration of Bay View Common Stock..............................   9

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                 OF PSB, CONSUMER, PACIFIC FINANCIAL AND PUSA

 2.1   Organization and Authority.........................................  16
 2.2   Subsidiaries.......................................................  16
 2.3   Capitalization.....................................................  16
 2.4   Authorization......................................................  17
 2.5   Pacific Financial and Consumer.....................................  18
 2.6   PSB Financial Statements...........................................  19
 2.7   Business...........................................................  19
 2.8   Properties and Leases..............................................  19
 2.9   Taxes..............................................................  20
 2.10  Material Adverse Change............................................  21
 2.11  Material Interests of Certain Persons..............................  21
 2.12  Commitments and Contracts..........................................  21
 2.13  Litigation and Other Proceedings...................................  22
 2.14  Insurance..........................................................  22
 2.15  Compliance with Laws...............................................  22
 2.16  Proxy Statement and Public Disclosures.............................  23
 2.17  Labor..............................................................  24
 2.18  Loans..............................................................  24
 2.19  Employee Benefit Plans.............................................  26
 2.20  Registration Obligations...........................................  27
 2.21  Undisclosed Liabilities............................................  28
 2.22  Takeover Provisions Not Applicable.................................  28
 2.23  Brokers and Finders................................................  28
 2.24  Accuracy of Information............................................  28
 2.25  Year 2000 Compliant................................................  28
 2.26  Compliance with Environmental Laws.................................  28
 2.27  Defaults...........................................................  29
 2.28  Indemnification....................................................  29

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                         OF BAY VIEW AND BAY VIEW BANK

 3.1   Organization and Authority.........................................  30
 3.2   Capitalization.....................................................  30
 3.3   Authorization......................................................  30
 3.4   Bay View Financial Statements......................................  31
 3.5   Taxes..............................................................  32
 3.6   Material Adverse Change............................................  33
 3.7   Litigation and Other Proceedings...................................  33
 3.8   Compliance with Laws...............................................  33
 3.9   Proxy Statement and Public Disclosures.............................  34
 3.10  Brokers and Finders................................................  34
 3.11  Accuracy of Information............................................  34
 3.12  Registration Obligations...........................................  34
 3.13  Year 2000 Compliant................................................  34

                                  ARTICLE IV
                  CONDUCT OF BUSINESSES PRIOR TO THE CLOSING

 4.1   Conduct of Businesses Prior to the Closing.........................  34
 4.2   Forbearances of PSB................................................  35
 4.3   Forbearances of PUSA...............................................  37
 4.4   Forbearances of Bay View...........................................  37

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

 5.1   Access and Information.............................................  38
 5.2   Regulatory Filings.................................................  38
 5.3   Stockholder Approval...............................................  38
 5.4   Current Information................................................  38
 5.5   Expenses...........................................................  39
 5.6   Miscellaneous Agreements and Consents..............................  39
 5.7   Employment Agreement and Benefits..................................  39
 5.8   Takeover Provisions................................................  40
 5.9   Third Parties......................................................  40
 5.10  Establishment of Accruals..........................................  40
 5.11  Assistance with Third Parties......................................  40
 5.12  Insurance Policy Claims............................................  40
 5.13  Restricted Shares..................................................  40
 5.14  Publicity..........................................................  41
 5.15  Trade Name Rights..................................................  41
 5.16  Listing of Shares..................................................  41
 5.17  Boards of Directors................................................  41
 5.18  Reporting..........................................................  42
 5.19  PSB................................................................  42
 5.20  Continuing Loan Sales..............................................  42
 5.21  Purchases of I/O Strips............................................  42
 5.22  Noncompetition.....................................................  44
 5.23  Data Processing....................................................  44
 5.24  Guarantees.........................................................  44
 5.26  Licenses...........................................................  45
 5.27  Servicing Rights...................................................  45

 5.28  Inter-Company Obligations..........................................  45
 5.29  Contribution of Shares.............................................  46

                                  ARTICLE VI
                                  CONDITIONS

 6.1   Conditions to Each Party's Obligation Under This Agreement.........  46
 6.2   Conditions to Obligations of Seller Under This Agreement...........  47
 6.3   Conditions to Obligations of Bay View Under This Agreement.........  47

                                  ARTICLE VII
            TERMINATION, SPECIFIC PERFORMANCE, AMENDMENT AND WAIVER

 7.1   Termination........................................................  49
 7.2   Effect of Termination..............................................  50
 7.3   Specific Performance...............................................  50
 7.4   Amendment..........................................................  50
 7.5   Severability.......................................................  50
 7.6   Waiver.............................................................  51

                                 ARTICLE VIII
                   POST-EFFECTIVE SURVIVAL; INDEMNIFICATION

 8.1   General Survival...................................................  51
 8.2   Indemnification....................................................  51

                                  ARTICLE IX
                              GENERAL PROVISIONS

 9.1   Non-Survival of Representations, Warranties and Agreements.........  54
 9.2   Arbitration........................................................  54
 9.3   Notices............................................................  55
 9.4   Miscellaneous......................................................  57


Appendix A - Form of Opinion of Silver, Freedman & Taff, L.L.P.
Appendix B - Form of Opinion of Hughes & Luce

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated June 10, 1998, is by and between BAY VIEW CAPITAL CORPORATION, a Delaware corporation ("Bay View"), BAY VIEW BANK, a federal savings bank ("Bay View Bank"), and wholly-owned direct subsidiary of Bay View, PACIFIC USA HOLDINGS CORP, a Texas corporation ("PUSA"), PACIFIC FINANCIAL GROUP, INC., a Delaware corporation ("Pacific Financial"), and wholly owned direct subsidiary of PUSA, PSB CONSUMER FINANCE CORP., a Nevada corporation and wholly-owned indirect subsidiary of PUSA ("Consumer") and PSB LENDING CORP., a Nevada corporation ("PSB"), which as of the date hereof, is a wholly-owned direct subsidiary of Consumer, and which, on the Closing Date (as defined in Section 1.3(a)) may be a wholly-owned direct subsidiary of Pacific Financial.

                                    RECITALS

     A. PSB has a capital structure consisting of 10,000,000 authorized shares of common stock, par value $0.01 per share ("PSB Common Stock"). As of the date hereof, Consumer owns 100,000 shares of PSB Common Stock, representing all of the issued and outstanding shares of PSB Common Stock (the "PSB Shares").

     B. PUSA, directly or indirectly, owns 100% of the issued and outstanding capital stock of Pacific Financial, Consumer and PSB.

     C. Prior to the Closing Date, all of the PSB Shares may be dividended to Pacific Financial, such that on the Closing Date, PSB may be a wholly-owned direct subsidiary of Pacific Financial.

     D. On the terms and conditions hereinafter set forth, Bay View Bank desires to purchase and Pacific Financial or Consumer (or such other subsidiary of PUSA that shall hold the PSB Shares as of the Closing Date) (the seller of the PSB Shares as of the Closing shall be hereinafter referred to as "Seller") desires to sell all of the PSB Shares.

     E. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the PSB Shares and also to prescribe various conditions to the purchase and sale of the PSB Shares.

     NOW THEREFORE, in consideration of the representations, warranties, promises, covenants, agreements and conditions herein and hereunder, the parties hereto agree as follows:

                                   ARTICLE I
                        PURCHASE AND SALE OF PSB SHARES

      1.1  Purchase and Sale of the PSB Shares. Subject to and upon the terms
           -----------------------------------
and conditions hereof, on the Closing Date (as defined in Section 1.3(a)) Seller will sell, assign, transfer and deliver to Bay View Bank, and Bay View Bank shall purchase from Seller, the PSB Shares.

      1.2  Purchase Price.
           --------------

           (a) In consideration for the PSB Shares, Bay View Bank (A) will pay to Seller on the Closing Date (i) $50,000,000 in immediately available funds (the "Cash Consideration") plus (ii) subject to Section 1.2(b) and Section 7.1(f), 3,147,128 shares (the "Bay View Closing Shares") of common stock, par value $.01 per share of Bay View (the "Bay View Common Stock") (the "Stock Consideration) and the associated rights under the Stockholder Protection Rights Agreement (the "Rights Agreement") dated as of July 31, 1990, as amended, between Bay View and Manufacturers Hanover Trust Company of California, as Rights Agent and (B) does hereby grant to Seller a contract right to receive additional consideration (the "Earn Out") in accordance with Section 1.4 hereof. Seller shall notify Bay View Bank of the bank and the account to which the Cash Consideration is to be transferred not less than two days prior to the Closing Date.

           (b) The issuance of the Bay View Closing Shares to Seller is subject in all respects to the prior receipt of all requisite approvals from all governmental and regulatory authorities in respect of Seller's acquisition of such shares. To the extent that governmental or regulatory authorities do not approve the issuance of all or a portion of the Bay View Closing Shares to Seller, Bay View will pay in lieu of the issuance of such Bay View Closing Shares at the election of Seller, but subject in all respects to the prior receipt of all requisite approvals from all governmental and regulatory authorities in respect of such payment to Seller (i) an amount equal to the Average Closing Price (as defined in Section 7.1(f)) for each such Bay View Closing Share not approved for issuance (the "Alternative Cash Consideration"), or (ii) shares of Bay View Common Stock subject to a Voting Agreement to be entered into between Bay View and Seller prior to the Closing Date in a form, subject to regulatory requirements, comparable to the form of voting agreement previously provided to Bay View by PUSA (the "Voting Agreement") equal to the number of shares of voting Bay View Common Stock not approved for issuance or
(iii) (if PUSA shall so request in writing at least ten business days prior to the filing of the Proxy Statement (as defined in Section 2.16), and Bay View shall thereby submit and recommend to its stockholders at the Meeting (as defined in Section 5.3) a proposal to approve an amendment to its Certificate of Incorporation to create a class of non-voting Bay View Common Stock ("Non-Voting Bay View Common Stock") and if such proposal shall be approved by the stockholders at the Meeting), a number of shares of Non-Voting Bay View Common Stock equal to the number of shares of voting Bay View Common Stock not approved for issuance, and in the case of clauses (ii) and (iii) "Bay View Closing Shares" shall mean the number of shares of voting Bay View Common Stock or Non-Voting Bay View Common Stock to be issued at the Closing Date based upon the governmental and regulatory approvals. The amendment to Bay View's Certificate of Incorporation shall provide, subject in all respects to applicable Delaware law and regulatory requirements, that the Non-Voting Bay View Common Stock shall be convertible into an equal number of shares of Bay View Common Stock (with appropriate adjustments for stock splits, stock dividends and other similar events) in the event (i) that Seller is going to enter into sales or transfers of Bay View Common Stock of the types referred to in paragraphs (a) through (d) of Section 2 of the Voting Agreement, (ii) of the occurrence of a circumstances set forth in paragraph (e) of Section 2 of the Voting Agreement or (iii) after giving effect to such conversion Seller and its affiliates would own 5% or less of the issued and outstanding Bay View Common Stock.

      1.3  The Closing.
           -----------

           (a) The closing of the purchase and sale contemplated by this Agreement (the "Closing") shall not take place until after each of the conditions set forth in Article VI hereof have been satisfied or waived and shall be at such date, time and location as the parties may agree; provided, however, that the Closing shall occur no more than five days after such conditions have been satisfied or waived, but in no event earlier than October 1, 1998 and no later than December 31, 1998. The date on which the Closing actually occurs is herein referred to as the "Closing Date".

           (b) At the Closing, Seller will deliver to Bay View Bank (i) stock certificates representing the PSB Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, with any requisite stock transfer tax stamps provided for, and any other documents that are necessary to transfer to Bay View Bank good and marketable title to such shares, free and clear of any Lien (as defined in Section 2.2)
      (ii) the stock book, stock ledgers, minute books and corporate seals of PSB and (iii) all other documents, instruments and writings required to be delivered by PUSA, Pacific Financial, Consumer and PSB at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

           (c) At the Closing, Bay View Bank will deliver to Seller (i) the Cash Consideration, (ii) a stock certificate representing the Bay View Closing Shares (and/or pursuant to Section 1.2(b) cash in immediately available funds in payment of the Alternative Cash Consideration) and
      (iii) all other documents, instruments and writings required to be delivered by Bay View and Bay View Bank at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

      1.4  The Earn Out.
           ------------

           (a)  Definitions.
                -----------

                (i) "Payment Date" means March 31 of each year (or such earlier date, if any, selected by Bay View Bank) from 2000 through 2006.

                (ii) "Calculation Year" means the calendar year preceding a Payment Date, except that the first Calculation Year shall run from the Closing Date through December 31, 1999.

                (iii) "Earn Out Amounts" means the Annual Earn Out Amounts (as defined in Section 1.4(c)(iii)) and the Deemed Earn Out Amount (as defined in Section 1.4(e)) but excluding the Appreciation Amount (as defined in Section 1.5) but not to exceed in the aggregate the Maximum Earn Out Amount (as defined below).

                (iv)  "Maximum Earn Out Amount" means $150,000,000.

               (v) "Earn Out Period" means the period from the Closing Date until the earlier to occur of the last Calculation Date or the date on which the Maximum Earn Out Amount has been earned.

               (vi) "Calculation Date" means the close of business on the last day of each Calculation Year.

          (b)  Obligation to Pay.  On each Payment Date, Bay View Bank shall pay
               -----------------
     to Seller the Annual Earn Out Amount earned for the preceding Calculation Year, subject to all Earn Out Amounts paid not exceeding in the aggregate the Maximum Earn Out Amount.

          (c)  Calculation of Annual Earn Out Amount.
               -------------------------------------

               (i)  "Capitalized Value."
                     -----------------

                    (A) "Pre-Tax PSB Income" means PSB's pre-tax income for the relevant Calculation Year computed in accordance with generally accepted accounting principles ("GAAP") but increased by the amount of the PSB Amortization Adjustment (as defined in Section 1.4(c)(i)(C)) and decreased by the amount of the PSB Loss Adjustment (as defined in Section 1.4(c)(i)(D)), and subject to the following:

                         (1) in the event that a charge or expense would in accordance with GAAP be charged to a period prior to the Closing Date or a Calculation Year that has already been completed, it will be charged to the next Calculation Year that has not been completed;

                         (2) subject to subpart (1) immediately above, Pre-Tax PSB Income shall take into account all items of income, expense, gain or loss relating to the PSB Loans (as defined in clause 4 below) recognized by Bay View on a consolidated basis for financial reporting in accordance with GAAP;

                         (3) each PSB Loan held by Bay View or any Bay View Subsidiary (including PSB) during the Earn Out Period shall bear a cost of funds expense in calculating Pre-Tax PSB Income calculated monthly at the Advance Rate (as defined in clause 5 below) in the case of PSB for amounts actually advanced by Bay View or another Bay View Subsidiary, or in the case where Bay View or another Bay View Subsidiary holds the PSB Loan the deemed advance shall be equal to the principal balance of the PSB Loan or the adjusted cost of the PSB Loan, whichever is applicable;

                         (4) "PSB Loans" means (x) all loans purchased from PSB by Bay View or a Bay View Subsidiary (as defined in Section 3.4), prior to the Closing Date that are held by Bay View or a Bay View

                    Subsidiary on the Closing Date, (y) all loans owned by PSB on the Closing Date and (z) all loans acquired or originated by PSB during the Earn Out Period; and

                         (5) "Advance Rate" means the one year advance rate of the Federal Home Loan Bank of San Francisco, reset each calendar quarter as of the first day of every calendar quarter.

                    (B)  "After-Tax PSB Income" means 60% of Pre-Tax PSB Income.

                    (C) "PSB Amortization Adjustment" means the annual goodwill amortization arising from the acquisition (including amortization of any identifiable intangible asset created by the acquisition) by Bay View Bank of the PSB Shares and the annual loan loss provision charged as an expense to income, in each case for the relevant Calculation Year.

                    (D) "PSB Loss Adjustment" means actual loan loss charge offs (net of recoveries) for the relevant Calculation Year made in accordance with the practices of Bay View Bank and applicable Office of Thrift Supervision (the "OTS") regulations.

                    (E) "Capitalized Value" for a Calculation Year means After-Tax PSB Income divided by .15.

               (ii)  "Baseline Capitalized Value".
                     ----------------------------

                    (A)  "Initial Bay View Investment" means $150,000,000.

                    (B)  "Additional Bay View Investment" means the aggregate of
               (i) all additional cash investments in PSB by means of purchases of PSB Common Stock or investments of additional funds for existing shares of PSB Common Stock held by Bay View Bank or its affiliates approved by the PSB Board and made on and after the Closing Date through the relevant Calculation Date, (ii) all Earn Out Amounts paid from the Closing Date through the relevant Calculation Date, and (iii) all Rate of Return Amounts from the Closing Date through the relevant Calculation Date. No additional cash equity investment shall be included under clause
               (B)(i) above if it would cause the tangible net worth of PSB to exceed 10% of PSB's "total adjusted tangible assets" all as determined in accordance with GAAP(but excluding any PSB Loans held by Bay View or another Bay View Subsidiary) unless such additional investment is approved by two-thirds of PSB's Board of Directors.

                    (C) "PSB Dividends" means all cash dividends and distributions paid by PSB on PSB Shares to Bay View Bank or its affiliates between the Closing Date and the relevant Calculation Date.

                    (D)  "Invested Capital" means on any date the sum of items
               (A) and (B) above less item (C).

                    (E) "Rate of Return Amount" means an amount equal to 15% per annum on Invested Capital calculated as of the last day of each calendar quarter during the Earn Out Period based upon the amount of such Invested Capital on such date.

                    (F) "Baseline Capitalized Value" means the amount of the Invested Capital on each Calculation Date.

                    (G) "Maximum Capitalized Value" means the amount of the Invested Capital on any relevant Calculation Date calculated utilizing a Rate of Return Amount of 21% per annum instead of 15% per annum between the Closing Date and such Calculation Date.

               (iii)  "Annual Earn Out Amount"
                       ----------------------

                    (A) If the Capitalized Value as of the Calculation Date is equal to or less than the Baseline Capitalized Value, the Annual Earn Out Amount for such Calculation Year shall be zero.

                    (B) If the Capitalized Value as of the Calculation Date is greater than the Baseline Capitalized Value, but not greater than the Maximum Capitalized Value, the Annual Earn Out Amount for such Calculation Year shall be 50% of the amount by which Capitalized Value exceeds Baseline Capitalized Value, less the amount by which PSB's cash compensation expense (including deferred amounts, if any) for PSB's chief executive officer for the relevant Calculation Year exceeds $1,000,000 (the "Compensation Adjustment"), which shall not be deducted from Pre-Tax PSB Income; provided that the Compensation Adjustment shall have no effect after Robert Emerling shall execute a New Employment Agreement (as defined in Section 5.7) on terms acceptable to Bay View (the "Emerling Contract Execution").

                    (C) If the Capitalized Value as of the Calculation Date is greater than the Maximum Capitalized Value, the Annual Earn Out Amount for such Calculation Year shall be the sum of the following two amounts (less the amount by which PSB's cash compensation expense (including deferred amounts, if any) for PSB's chief executive officer for the relevant Calculation Year exceeds $1,000,000, which shall not be deducted from Pre-Tax PSB Income; provided that the Compensation Adjustment shall have no effect after the Emerling Contract Execution):

                         (1) The amount by which Capitalized Value exceeds Maximum Capitalized Value, and

                         (2) One half the amount by which Maximum Capitalized Value exceeds Baseline Capitalized Value.

     The foregoing provisions of Section 1.4(c)(iii) are subject to adjustment as provided in Section 1.4(e).

          (d)  Form of Payment.  Payment of the Annual Earn Out Amount shall be
               ---------------
     in cash. However, subject to the prior receipt of all requisite approvals from all governmental and regulatory authorities (and subject in all respects to the proviso that Bay View Bank shall not be obligated to issue to Seller any shares of Bay View Common Stock such that after such issuance Seller and any other PUSA subsidiary in the aggregate would beneficially own more than 25% of the issued and outstanding shares of Bay View Common Stock), Seller may elect to receive all or a part of Annual Earn Out Amounts in shares of voting Bay View Common Stock or, subject to Section 1.2(b), Non-Voting Bay View Common Stock (the "Bay View Earn Out Shares," together with the Bay View Closing Shares, the "Shares"). Bay View Earn Out Shares shall be valued (for purposes of calculating the value of such Annual Earn Out Amount) at the average closing price for Bay View Common Stock for the 20 trading-day period ending two trading days before the Payment Date (with respect to each relevant Payment Date, an "Earn Out Average Closing Price").

          (e)  Change in Control.  If (i) any person or persons acting in
               -----------------
     concert shall acquire more than 24.9% of the then outstanding Bay View Common Stock, (ii) Bay View consummates a merger or similar transaction which results in the shareholders of Bay View immediately prior to the consummation of such transaction owning less than 50% of the resulting entity immediately following the consummation of such transaction (an "Exchange Transaction"), (iii) as a result of a proxy solicitation by a person or persons other than the Bay View Board of Directors or otherwise, a majority of the Board of Directors of Bay View are not Continuing Directors, or (iv) Bay View Bank shall have been sold, in each case during the Earn Out Period, then any such event shall constitute a "Change in Control." The term "Continuing Director" shall mean a person who is a director of Bay View on the date hereof or becomes a director and whose initial election or initial nomination for election was approved by a majority of the Continuing Directors then on the Bay View Board of Directors. If Bay View and Bay View Bank or their successors in interest fail to execute a written confirmation of their obligations under this Agreement following a Change in Control referred to in subpart (i) or (iii) hereof (a "Written Confirmation") or if the resulting entity fails to execute a written instrument guaranteeing performance of Bay View Bank's or its successor in interest's obligations under this Agreement following a Change in Control referred to in subpart (ii) hereof (a "Guaranty Agreement"), or Bay View Bank fails to execute a Written Agreement following a Change in Control referred to in subpart (iv), in either case within ten business days after receipt of a written request from Seller to do so, the Deemed Earn Out Amount (as defined herein) shall be payable to Seller by Bay View Bank, its successor in interest or the resulting entity upon demand. The Deemed Earn Out Amount shall be the Maximum Earn Out Amount less all Earn Out Amounts previously paid to Seller. The Deemed Earn Out Amount shall be paid in the same manner set forth in (d) above, provided that if the Deemed Earn Out Amount becomes payable as a result of an

     Exchange Transaction in which Bay View shareholders receive the common stock or other securities of another corporation, cash or assets or any combination of the foregoing (the "Exchange Consideration"), in exchange for their Bay View Common Stock, Seller may elect to receive all or part of the Deemed Earn Out Amount in the form of the Exchange Consideration Seller would have been entitled to receive had the Deemed Earn Out Amount (or part thereof) been paid in Bay View Common Stock, based on the average closing price for Bay View Common Stock for the 20 trading-day period ending four days prior to the Exchange Transaction Announcement Date (as defined herein) and the Bay View Common Stock so received had been converted into the Exchange Consideration in the Exchange Transaction. The "Exchange Transaction Announcement Date" means the first date upon which the Exchange Transaction is publicly announced by any of the parties to such Exchange Transaction. If Bay View and Bay View Bank or their successors in interest execute a Written Confirmation or a resulting entity executes a Guaranty Agreement, in either case within ten business days after receipt of a written request from Seller to do so, for each Calculation Year thereafter, the Annual Earn Out Amount shall be equal to the amount by which the Capitalized Value on each subsequent Calculation Date is greater than the Baseline Capitalized Value on such date.

          (g)  New Line of Business. Any new line of business of PSB commenced
               --------------------
     after the Closing Date shall not be taken into account for Earn Out purposes unless the line of business has been approved by at least two-thirds of the members of the PSB Board of Directors.

          (h)  GAAP Expenses.  Nothing contained in this Agreement, including
               -------------
     the representations and warranties, shall limit the inclusion of a PSB expense for purposes in calculating Pre-Tax PSB Income, so long as such inclusion is consistent with GAAP under the standard set forth in Section 1.4(c)(i)(A), and, in respect of PSB's cash compensation expense for PSB's Chief Executive Officer, consistent with Section 1.4(c)(iii)(B) and (C).

          (i)  Earn Out Example.  An example of the Earn Out Amount calculations
               ----------------
     is set forth on Schedule 1.4(c)(iii).

     1.5  PSB Sale.  If at any time prior to the end of the Earn Out Period more
          --------
than 5% of PSB is directly sold in a private or public transaction (or is spun-off to the Bay View shareholders (collectively, the "PSB Sale"), Bay View shall pay to Seller the Deemed Earn Out Amount upon the closing of the PSB Sale. In the event the PSB Sale occurs within two calendar years of the Closing Date, Bay View shall also pay to Seller (a) in the event the PSB Sale is a private transaction with a third party, a cash payment equal to 20% of the difference between the gross selling price of PSB to the third party and $300 million within five days of the closing of such PSB Sale, or (b) in the event the PSB Sale is a public offering or spin-off of PSB, a cash payment equal to 20% of the difference between the implied market capitalization of PSB (the "Implied Market Capitalization") and $300 million (the "Appreciation Amount") within 25 days of the consummation of such public offering or spin-off of PSB. The Implied Market Capitalization shall be determined by multiplying the average closing price per share of PSB Common Stock for the 20 trading-day period commencing on the initial public offering date or spin-off payment date, respectively, times the number of shares issued and outstanding on a fully diluted basis upon consummation of the public offering.

     1.6  Anti-Dilution Provisions.  In the event Bay View changes (or
          ------------------------
establishes a record date for changing) the number of shares of Bay View Common Stock issued and outstanding prior to the Closing Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Bay View Common Stock and the record date therefor shall be prior to the Closing Date, or exchanges Bay View Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the number of Bay View Closing Shares shall be proportionately adjusted.

     1.7  Registration of Bay View Common Stock.
          -------------------------------------

          (a)  Registration Provisions in General.
               ----------------------------------

               (i)  Required Actions of Bay View.  During the Earn-Out Period,
                    ----------------------------
Seller shall have the right on three occasions to request Bay View in writing to register under the Securities Act a minimum of 750,000 Shares (but in no event any shares of Non-Voting Bay View Common Stock) issued to Seller prior thereto for resale on a delayed or continuous basis (the term "Shares", for purposes of this Section 1.7, shall include any Bay View Common Stock issued in connection with any dividends or stock splits of the Shares). As soon as reasonably practicable following Bay View's receipt of a written Seller request and the information referred to in Section 1.7(c), Bay View shall use its best efforts to prepare and cause to be filed with the Securities and Exchange Commission (the "SEC") a registration statement (each such registration statement, a "Registration Statement") on Form S-3 (or any successor form or, if Form S-3 or a successor form is not available, on any other appropriate form as may then be available to Bay View under the Securities Act of 1933, as amended (the "Securities Act")) relating to the resale of all or a portion of the Registrable Shares (as defined herein), but in any event all of such Shares covered by the Seller request, (y) Bay View shall use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the filing of such Registration Statement, and (z) Bay View shall use its best efforts to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for the duration of the applicable Registration Period (as defined herein). Bay View shall not be prohibited from adding shares of Bay View Common Stock of Bay View or other Bay View shareholders to such Registration Statement so long as the addition of such shares does not significantly delay the preparation, filing or effectiveness of the Registration Statement. Bay View will pay all registration, qualification and filing fees, all fees and expenses of Bay View legal counsel, Bay View accountants and other persons retained by Bay View, and all other expenses incurred by Bay View in connection with Bay View's performance of or compliance with the provisions of this Section 1.7 (excluding, underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Shares and excluding the cost of any separate legal counsel or other advisors retained by Seller or any Seller affiliate).

               (ii)  Piggyback Rights.  If shares of Bay View Common Stock are
                     ----------------
proposed to be registered under the Securities Act during the Registration Period (except with respect to registration statements on Forms S-4 or S-8 or another form not available for registering the Registrable Shares for sale to the public or in connection with mergers, acquisitions, exchange efforts, an offering of rights, warrants or securities convertible into Equity Securities (as defined in Section 2.3), dividend reinvestment plans or stock option or other employee benefit plans of Bay View), Bay View will give written notice to Seller of such proposed registration. Upon the written request of Seller given within ten business days after receipt of any such notice (stating the number of Registrable Shares to be registered), Bay View will use its best efforts to cause promptly all such Registrable Shares for which Seller shall have so requested registration, to be included in such proposed registration. If Bay View gives such above notice for the purpose of permitting a disposition (either underwritten or otherwise) by Bay View of Bay View Common Stock, Bay View shall have the right to exclude all or a portion of shares of Bay View Common Stock to be sold on behalf of Seller if Bay View's underwriters or financial advisors determine such exclusion is necessary or advisable to insure a successful offering of Bay View Common Stock. If Bay View limits the number of (but does not exclude) shares sold by any selling shareholder, the number of shares to be registered on behalf of any holder of Registrable Shares shall be determined by multiplying the number of Registrable Shares such holder has requested be registered by a fraction, the numerator of which is the number of shares of selling shareholders to which the registration is limited, and the denominator of which is the number of shares of Bay View Common Stock validly requested to be included in such registration by all holders of Bay View Common Stock having registration rights.

               (iii)  Defined Terms.  The term "Registrable Shares" shall mean
                      -------------
the Shares; provided, that the term "Registrable Shares" shall not include any
            --------
Shares which (i) have been sold or otherwise transferred by Seller other than to an affiliate of Seller or (ii) have been issued and shall have ceased to be outstanding. The term "Registration Period" with respect to a Registration Statement shall mean a period which shall run from the date on which such Registration Statement has been declared effective by the SEC and shall expire on the earlier of (x) the first date on which all holders of Shares are permitted to resell all the Registrable Shares it holds covered by such Registration Statement within any 90-day period, pursuant to the provisions of Rule 144 promulgated under the Securities Act, or (y) the date upon which there shall cease to be any Registrable Shares covered by such Registration Statement.

          (b)  Registration Procedure.  Upon the terms and subject to the
               ----------------------
conditions of this Section 1.7, Bay View shall, in effecting any registration of Registrable Shares pursuant to this Section 1.7:

               (i)  Pre-Filing Draft of Registration Statement.  Prior to the
                    ------------------------------------------
initial filing of a Registration Statement with the SEC, furnish to one law firm selected by Seller copies of all such documents proposed to be filed (other than the exhibits to the Registration Statement), and such counsel shall be given the reasonable opportunity to communicate any comments it may have on such documents (which comments will be limited to information concerning Seller and its plans of distribution and other issues reasonably related to Seller as a selling shareholder);

               (ii)  Filing of Amendments.  Use its best efforts to prepare and
                     --------------------
file with the SEC such amendments and supplements to the Registration Statement, and the prospectus used in connection with the Registration Statement, as may be reasonably necessary to keep the Registration Statement effective for the applicable Registration Period;

               (iii)  Furnishing Copies of Filings.  Furnish to Seller such
                      ----------------------------
copies of the Registration Statement, each amendment and supplement thereto and the prospectus included in the Registration Statement (including each preliminary prospectus) as Seller shall reasonably request;

               (iv)  Blue Sky Filings.  Register or qualify the Registrable
                     ----------------
Shares under such other securities or blue sky laws of such U.S. jurisdictions as shall be reasonably requested by Seller and do any and all other acts and things which may be reasonably necessary and advisable to enable Seller to consummate the disposition in such jurisdictions of the Registrable Shares owned by Seller; provided that Bay View shall not be required in connection therewith
           --------
or as a condition thereto to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this
Section 1.7(b)(iv), (ii) subject itself to taxation in any such jurisdiction, or
(iii) file a general consent to service of process in any such jurisdiction;

               (v)  Transfer Agent.  Provide a transfer agent and registrar for
                    --------------
all of the Registrable Shares covered by the Registration Statement not later than the effective date of the Registration Statement;

               (vi)  Changes to Registration Statement, Etc.  Notify Seller,
                     --------------------------------------
at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, as soon as reasonably practicable after such time as Bay View discovers any facts or circumstances which cause the prospectus included in the Registration Statement to contain an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing; after the date of such notification to Seller, Bay View will use its best efforts (subject to the provisions of Section 1.7(c)(iii) below) to prepare and furnish to Seller, within ten business days, a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing;

               (vii)  Inspection of Documents.  Subject to such confidentiality
                      -----------------------
requirements as Bay View may reasonably impose, make available for inspection by Seller and any attorney, accountant or other agent retained by Seller (collectively, the "Inspectors"), during the normal business hours of Bay View, all financial and business records of Bay View as shall be reasonably necessary to enable them to exercise any due diligence responsibility, and cause Bay View's officers, directors and employees to supply all financial and business information reasonably requested by any such Inspector in connection with such Registration Statement;

               (viii)  Underwriting Agreement.  In connection with any
                       ----------------------
underwritten offering, enter into an appropriate underwriting agreement containing terms and provisions (including provisions as to opinions of counsel, comfort letters, indemnification and contribution) customary for such an agreement; and

               (ix)  Stop Orders.  Notify Seller of any stop order issued or
                     -----------
threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (c)  Certain Additional Covenants of Bay View, PUSA and Seller.
               ---------------------------------------------------------

               (i)  Furnishing Information of Bay View.  PUSA and Seller shall
                    ----------------------------------
furnish to Bay View such information regarding Seller, the distribution by Seller of the Registrable Shares and such other matters as Bay View may from time to time reasonably request. PUSA and Seller and their representatives shall cooperate with Bay View and Bay View Bank and their representatives to the extent reasonably required, and shall take such other actions as may be reasonably necessary or appropriate or as may be reasonably requested by Bay View, in connection with the performance by Bay View and Bay View Bank of their obligations under this Agreement. PUSA and/or Seller shall notify Bay View, as soon as reasonably practicable after such time as PUSA or Seller has actual knowledge of any facts or circumstances which cause the prospectus included in a Registration Statement to contain an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing; as soon as reasonably practicable after the date of such notification to Bay View, Bay View will prepare and furnish to Seller a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing.

               (ii)  Discontinuing Sales Until Prospectus is Corrected.  Seller
                     -------------------------------------------------
agrees that, upon receipt of any notice from Bay View of the happening of any event of the kind described in Section 1.7(b)(vi) above or upon the delivery of a similar notice to Bay View by PUSA or Seller pursuant to Section 1.7(c)(i) above, Seller will forthwith discontinue disposition of Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until receipt by Seller of the copies of the supplemented or amended prospectus contemplated by such Sections 1.7(b)(vi) and 1.7(c)(i) above, and, if so directed by Bay View, Seller will deliver to Bay View all copies, other than permanent file copies then in Seller's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.

               (iii)  Discontinuing Sales Due to Disadvantageous Condition.
                      ----------------------------------------------------
With respect to any Registration Statement filed or to be filed pursuant to this Agreement, if Bay View determines that, in its good faith judgment, it would (because of the existence of, or in anticipation of, (A) any acquisition or disposition transaction which is proposed or entered into involving Bay View or any subsidiary of Bay View, (B) any financing activity involving Bay View or any Subsidiary of Bay View, (C) the unavailability for reasons substantially beyond Bay View's control of any required financial statements, (D) the filing by Bay View of any registration statement with respect to any securities of Bay View, or (E) any other event or condition of similar significance to Bay View or any subsidiary of Bay View) be significantly disadvantageous (any of the events described in clauses (A) through (E) above, hereinafter referred to as a "Disadvantageous Condition") to Bay View or any of its Subsidiaries or stockholders for such Registration Statement to become effective or to be maintained effective or for sales of Registrable Shares to continue pursuant to such Registration Statement, Bay View shall, notwithstanding any other provisions of this Agreement, be entitled, upon the giving of a written notice (a "Delay Notice") to such effect to PUSA or Seller, (x) to cause offers and sales of Registrable Shares by Seller pursuant to such Registration Statement to cease, or (y) in the event no such Registration Statement has yet been filed, to delay filing any such Registration Statement, until, in the good faith judgment of Bay View, such Disadvantageous Condition no longer exists, but in no event shall any such Delay Notice be effective for a period of more than 75 days. Bay View may not give more than two Delay Notices in any 12-month period.

          (d)  Indemnification.
               ---------------

               (i)  Indemnification by Bay View.  In connection with the
                    ---------------------------
registration of the Registrable Shares under the Securities Act pursuant to this Agreement, Bay View will, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, Seller, any person who controls Seller within the meaning of the Federal securities laws and each other person who acts on behalf of or assists Seller in the offering or sale of such securities (collectively, the "Seller Indemnitees"), against any and all losses, claims, damages or liability, joint or several, and expenses (including any amounts paid in any settlement effected with Bay View's prior consent (which may not be unreasonably withheld) and reasonable attorneys fees and disbursements) to which such Seller Indemnitees may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon
(A) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Bay View will promptly reimburse such Seller Indemnitees for any legal or any other expense reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding; provided that Bay
                                                             --------
View shall not be liable in any such case to any Seller Indemnitee or group of Seller Indemnitees to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expenses arose out of or was based upon any untrue statement or alleged untrue statement or omission or alleged omission which was made or done in such Registration Statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus, in reliance upon and conformity with information furnished to Bay View or its representatives in writing specifically for use therein by or on behalf of any Seller Indemnitee or group of Seller Indemnitees or by any of their respective representatives; provided further that Bay View will not be
                                  -------- -------
liable to any such Seller Indemnitees with respect to any preliminary prospectus as then amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such Seller Indemnitees results from the fact that such Seller Indemnitees sold Registrable Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus (including any documents incorporated by reference therein), whichever is most recent, if Bay View has previously furnished copies thereof to such Seller Indemnitees and such final prospectus, as then amended and supplemented, has corrected any such misstatement or omission. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Seller Indemnitee and shall survive the transfer of the Registrable Shares by Seller.

               (ii)  Indemnification by PUSA and Seller.  In connection with the
                     ----------------------------------
registration of the Registrable Shares under the Securities Act pursuant to this Agreement, PUSA and Seller hereby agree that they will, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by law, Bay View, any person who controls Bay View within the meaning of the Federal Securities laws, each affiliate of Bay View and each other person who acts on Bay View's behalf or assists Bay View in the offering or sale of such securities (collectively, the "Bay View Indemnitees"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with PUSA's prior consent (which may not be unreasonably withheld) and reasonable attorneys fees and disbursements) to which Bay View or any Bay View Indemnitee may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (but only to the extent that such misstatements or omissions referred to in clauses
(A) and (B) above were done or omitted, etc. in reliance upon and in conformity with information furnished to Bay View or its representatives writing specifically for use therein by or on behalf of PUSA or Seller or by any of their affiliates or representatives). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Bay View or any Bay View Indemnitee and shall survive the transfer of the Registrable Shares by Seller.

               (iii)  Notices of Claims, Etc.  Promptly after receipt by an
                      ----------------------
indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Agreement, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided that the
                                                         --------
failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying parties similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof (unless in such indemnified party's reasonable judgment any meaningful conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, in which event the indemnifying party shall be liable for the reasonable legal fees and expenses of only one (1) legal firm representing the indemnified parties plus one firm of local counsel) and the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who elects not to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel plus one firm of local counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a meaningful conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of only one additional counsel plus one firm of local counsel.

               (iv)  Other Indemnification.  Indemnification similar to that
                     ---------------------
specified in the preceding subsections of this Agreement (with appropriate modifications) shall be given by Bay View and PUSA and Seller, jointly and severally, with respect to any required registration or other qualification of Registrable Shares under any federal or state law or regulation of governmental authority other than the Securities Act.

               (v)  Contribution.  If the indemnification provided for in this
                    ------------
Section 1.7(d) from the indemnifying party is unavailable to an indemnified party for any loss, claim, damage, liability or expense covered thereby, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability or expense. The contribution of such indemnifying party shall be limited to the proportionate share of the amount paid or payable that reflects the relative fault of the indemnifying party with respect to such loss, claim, damage, liability or expense. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact was made by or relates to information supplied by the indemnifying party and the intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission of the indemnifying party. The parties to this Agreement agree that it would not be just and equitable to determine contribution under this Section by pro rata allocation or by any other method which does not take into account the equitable considerations referred to above.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                 OF PSB, CONSUMER, PACIFIC FINANCIAL AND PUSA

     PSB, Consumer, Pacific Financial and PUSA jointly and severally represent and warrant to and covenant with Bay View as follows:

     2.1  Organization and Authority.  PSB is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Consumer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Pacific Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. PUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. PSB is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified would not impair the ability of PSB to operate in the ordinary course of business. True and complete copies of the Articles of Incorporation and Bylaws of PSB, as in effect on the date of this Agreement, have previously been furnished to Bay View or its counsel.

     2.2  Subsidiaries.  The term "subsidiary" when used with respect to any
          ------------
party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes. Other than the subsidiaries listed on Schedule 2.2 (the "PSB Subsidiaries"), there are no entities in which PSB has a direct or indirect equity or ownership interest. All outstanding Equity Securities (as defined in Section 2.3) of the PSB Subsidiaries are owned directly or indirectly by PSB. All of the outstanding shares of capital stock of the PSB Subsidiaries are validly issued, fully paid and nonassessable and are owned directly by PSB free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest, restriction or interest of a third party (each a "Lien") with respect thereto. The PSB Subsidiaries are corporations, validly existing, and in good standing under the laws of their state of incorporation, and have the corporate power and authority to own or lease their properties and assets and to carry on their businesses as they are now being conducted. The PSB Subsidiaries are duly qualified to do business in each jurisdiction where the character of the assets or properties owned or leased by them or the nature of the business transacted by them requires that they be so qualified, except where the failure to so qualify would not have a material adverse effect on the business, assets, liabilities, financial or other condition, results of operation, loan production (in the case of PSB and the PSB Subsidiaries only) or prospects (collectively, the "Condition") of PSB and the PSB Subsidiaries, taken as a whole. The complete and correct list of all jurisdictions where PSB and the PSB Subsidiaries are qualified or licensed to do business is included on
Schedule 2.2. Except as set forth on Schedule 2.2, apart from PSB's ownership of the PSB Subsidiaries, neither PSB nor the PSB Subsidiaries owns beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization. Neither PSB nor the PSB Subsidiaries holds any interest in a partnership or joint venture of any kind.

     2.3  Capitalization.  The authorized capital stock of PSB consists solely
          --------------
of 10,000,000 shares of PSB Common Stock, of which only the PSB Shares were issued and outstanding as of the date hereof. The PSB Shares are owned by Consumer, and Consumer has good and marketable title to the PSB Shares, and if the PSB Shares are not dividended from Consumer prior to the Closing Date, will have good and marketable title to the PSB Shares as of the Closing Date. Prior to the Closing Date, all of the PSB Shares may be dividended, free and clear of any Lien to Pacific Financial and Pacific Financial will have upon any such transfer and at all times prior to the Closing Date, good and marketable title to the PSB Shares. Consumer has the absolute right, power and authority and legal capacity to execute and perform this Agreement and, if it shall own PSB Shares as of the Closing Date, to sell and transfer the PSB Shares to Bay View Bank and to deliver certificates representing the PSB Shares. Pacific Financial has the absolute right, power and authority and legal capacity to execute and perform this Agreement and, if it shall own PSB Shares as of the Closing Date, to sell and transfer the PSB Shares to Bay View Bank and to deliver certificates representing the PSB Shares. Upon such delivery Bay View Bank will have good and valid title thereto free and clear of any and all Liens and will hold 100% of the ownership of PSB. Except as set forth in Schedule 2.3, there are no other Equity Securities of PSB outstanding. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. The PSB Shares are validly issued, fully paid, and nonassessable, and have not been issued in violation of any right of any person or entity.

     2.4  Authorization.
          -------------

          (a) PSB, Consumer, Pacific Financial and PUSA have the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by PSB, Consumer, Pacific Financial and PUSA and the consummation by PSB, Consumer, Pacific Financial and PUSA of the transactions contemplated hereby have been duly authorized by all requisite corporate action of PSB, Consumer, Pacific Financial and PUSA and no other corporate or shareholder approval is required on the part of any of them for the consummation of the transactions contemplated hereby. PUSA has caused the sole stockholder of each of Consumer and Pacific Financial to approve and ratify this Agreement and the transactions contemplated hereby and such approvals and ratifications shall not have been withdrawn. This Agreement constitutes the valid and binding obligations of PSB, Consumer, Pacific Financial and PUSA enforceable against PSB, Consumer, Pacific Financial and PUSA in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity, whether applied by a court of law or equity.

          (b) Except as set forth in Schedule 2.4, neither the execution, delivery or performance by PSB, Consumer, Pacific Financial or PUSA of this Agreement, nor the consummation by PSB, Consumer, Pacific Financial or PUSA of the transactions contemplated hereby, nor compliance by PSB, Consumer, Pacific Financial or PUSA with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of the articles of incorporation, charter or bylaws of PSB, Consumer, Pacific Financial or PUSA or any PSB Subsidiary, (ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination of acceleration of, or result in the creation of any Lien upon any of the properties or assets of PSB or any PSB Subsidiary under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PSB or any PSB Subsidiary is a party or by which it may be bound, or to which PSB or any PSB Subsidiary or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 2.4 violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to PSB, Consumer, Pacific Financial or PUSA or any PSB Subsidiary or any of their respective properties or assets.

          (c) Other than filings, consents, reviews, authorizations, approvals or exemptions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and filings with the OTS and the Federal Deposit Insurance Corporation (the "FDIC"), and a copy of such filings provided to the Federal Trade Commission and the United States Department of Justice no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by PSB, Consumer, Pacific Financial or PUSA of the transactions contemplated by this Agreement.

     2.5  Pacific Financial and Consumer.
          ------------------------------

          (a) Pacific Financial and Consumer have received and reviewed the Bay View SEC Reports (as defined in Section 3.4(b)).

          (b) Pacific Financial and Consumer have had the opportunity to ask questions of, and receive answers from, officers of Bay View concerning this Agreement and Bay View's business and financial condition.

          (c) Pacific Financial and Consumer are "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. Pacific Financial and Consumer agree to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the issuance of the Shares.

          (e) Pacific Financial and/or Consumer are acquiring the Shares solely for its or their own account, for investment only, and not with a view toward the distribution or resale thereof.

          (f) Neither Bay View nor any person acting on behalf of Bay View has offered or sold the Shares to Pacific Financial or Consumer by means of any form of general solicitation or advertising, and Pacific Financial and Consumer have not received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the Shares.

          (g) Pacific Financial's and Consumer's authorized representatives have read this Agreement and have discussed its requirements and other applicable limitations on Pacific Financial's and Consumer's ability to offer to sell, transfer or otherwise dispose of the Shares to the extent Pacific Financial or Consumer believe necessary with their counsel.

      2.6 PSB Financial Statements.  The consolidated balance sheets of PSB and
          ------------------------
the PSB Subsidiaries and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the two calendar years in the two-year period ending December 31, 1997, together with the notes thereto, audited by KPMG Peat Marwick LLP (the "PSB Audited Financial Statements"), and the unaudited consolidated condensed balance sheets of PSB and the PSB Subsidiaries for March 31, 1998, and the related unaudited consolidated condensed statements of income and cash flows for such quarter (the "PSB Interim Financial Statements, together with the PSB Audited Financial Statements, the "PSB Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (subject in the case of the PSB Interim Financial Statements to the absence of year-end audit adjustments and financial statement footnotes), present fairly in all material respects the consolidated financial position of PSB and the PSB Subsidiaries at such dates and the consolidated results of operations, cash flows and changes in stockholders' equity of PSB and the PSB Subsidiaries for the periods stated therein, and are derived from the books and records of PSB and the PSB Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with GAAP applied on a consistent basis and prudent and sound business practices. Except as set forth on Schedule 2.6, neither PSB nor the PSB Subsidiaries has any contingent liabilities that do not appear on the most recent PSB Audited Financial Statements including the footnotes thereto. In the event that additional quarterly consolidated financial statements are available prior to the Closing, they shall be furnished to Bay View promptly and the term "PSB Financial Statements" shall be deemed to include such financial statements. The allowance for loan losses contained in the PSB Financial Statements was established in accordance with the past practices and experiences of PSB and the PSB Subsidiaries, and the allowance for loan losses reflected in the PSB Financial Statements for all periods up to and including the Closing Date shall be adequate in the opinion of management and shall comply with the requirements of GAAP.

      2.7 Business.  The criteria for acting as a PSB correspondent are set
          --------
forth on Schedule 2.7 ("Eligible Correspondents").  Except as set forth on
Schedule 2.7, PSB and the PSB Subsidiaries have purchased loans only from Eligible Correspondents. The sub-servicers for PSB and the PSB Subsidiaries have performed and are performing all of their obligations under their material contracts with PSB and/or the PSB Subsidiaries.

      2.8 Properties and Leases.  Except (i) as may be reflected in the PSB's
          ---------------------
most recent consolidated balance sheet, (ii) any Lien for current taxes not yet delinquent, and (iii) any easements or other non-monetary restrictions of record on real property that do not adversely affect use or value, PSB and the PSB Subsidiaries have good and marketable title free and clear of any Lien to all the real and personal property reflected in PSB's most recent consolidated balance sheet, except for such real and personal property as has since been disposed of in the ordinary course of business for fair value since such date. All leases pursuant to which PSB or the PSB Subsidiaries is a lessee or lessor of real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by any party thereunder or any event which, with notice or lapse of time or both, would constitute a material default by any party thereunder. All of PSB's and the PSB Subsidiaries's buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted. None of the buildings, structures and equipment of PSB or the PSB Subsidiaries violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

      2.9 Taxes.  PSB and the PSB Subsidiaries have timely filed and will timely
          -----
file (including extensions) all tax returns and reports required to be filed at or prior to the Closing Date (the "PSB Returns"). Each of PSB and the PSB Subsidiaries has paid, or set up adequate reserves on the PSB Interim Financial Statements for the payment of, all taxes required to be paid or accrued in respect of all periods through March 31, 1998 and will pay all taxes required to be paid on or prior to the Closing Date and establish adequate reserves on its financial statements up to the Closing Date relating to accruals or reserves for taxes in accordance with GAAP applied on a consistent basis. PSB and the PSB Subsidiaries have filed, or will file when due, for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. Neither PSB nor the PSB Subsidiaries will have in the case of PSB any material liability or in the case of the PSB Subsidiaries any liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against PSB or the PSB Subsidiaries which would not be covered by reserves established prior to the Closing Date. Neither PSB nor the PSB Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax return in respect of any fiscal year which has not since been filed and no requests for waivers of the time to assess any tax are pending. The federal, state and local income tax returns of PSB and the PSB Subsidiaries have not been audited by the Internal Revenue Service (the "IRS") or other appropriate tax authorities. There is no tax deficiency or tax refund litigation or other tax matter in controversy with respect to PSB, the PSB Subsidiaries or the PSB Returns. Neither PSB nor the PSB Subsidiaries (i) has extended or waived any statute of limitations on the assessment of any tax due;
(ii) is a party to any agreement providing for the allocation or sharing of taxes (other than the allocation of federal income taxes as provided by regulation 1.1552-1(a)(1) under the Internal Revenue Code of 1986, as amended (the "Code")); (iii) is required to include in income any adjustment pursuant to
Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor has the IRS has proposed any such adjustment or change of accounting method), (iv) will have an excess loss account for tax reporting purposes upon consummation of the transactions contemplated herein, (v) will have any tax liability resulting from deconsolidation or the tax election to be made pursuant to Section 5.25 for tax reporting purposes as a result of the consummation of the transactions contemplated herein or (vi) will have any tax allocation or tax sharing liability or obligations.

      2.10     Material Adverse Change.  Except as set forth in the PSB Interim
               -----------------------
Financial Statements, since December 31, 1997, there has been no material adverse change in the Condition of PSB and the PSB Subsidiaries, taken as a whole.

      2.11     Material Interests of Certain Persons.
               -------------------------------------

          (a) Except as set forth on Schedule 2.11(a), prior to the Closing, no officer or director of PSB or the PSB Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of PSB or the PSB Subsidiaries, which in the case of PSB or the PSB Subsidiaries would be required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC if PSB or the PSB Subsidiaries had a class of securities registered under Section 12 of the Exchange Act.

          (b) There are no extensions of credit from PSB or the PSB Subsidiaries to any present or past officer, director, employee or any associate or related interest of any such person ("Insider Loans"). Except as set forth on Schedule 2.11(b), neither PSB nor the PSB Subsidiaries owes any amount to, or has any contract or lease with, or commitment to, any of the present officers, directors or employees of PSB or the PSB Subsidiaries, or any associate or related interest of any such person (other than for compensation for current services not yet due and payable, or for reimbursement of expenses arising in the ordinary course of business).

          (c) The benefits to officers and directors of PSB and the PSB Subsidiaries are set forth on Schedule 2.11(c).

      2.12 Commitments and Contracts.  Except as set forth on Schedule 2.12(a).
           -------------------------

          (a) Neither PSB nor the PSB Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (i) any agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which PSB or the PSB Subsidiaries is or may become obligated to invest in or contribute capital to the PSB Subsidiaries or any other entity;

               (ii) any agreement, indenture or other instrument not disclosed in the PSB Financial Statements relating to the borrowing of money by PSB or the PSB Subsidiaries or the guarantee by PSB or the PSB Subsidiaries of any such obligation (other than instruments related to transactions entered into in the ordinary course of business by any PSB Subsidiary that can be prepaid at anytime without penalty or premium);

               (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

               (iv) any contract containing covenants which limit the ability of PSB or the PSB Subsidiaries to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, PSB or the PSB Subsidiaries may carry on its business (other than as may be required by law or any applicable regulatory authority);

               (v) any contract representing a monetary obligation on the part of PSB or the PSB Subsidiaries in excess of $50,000 or that has a term in excess of one year (except any contract that can be terminated on 30 days or less written notice by PSB or the PSB Subsidiaries without penalty or premium); or

               (vi) any other contract or agreement which is a "material contract" within the meaning of Item 601 Instruction 10 of Regulation S-K promulgated under the Securities Act.

          (b) Neither PSB nor the PSB Subsidiaries is in violation of its articles of incorporation or organizational documents or bylaws.

      2.13 Litigation and Other Proceedings.  Except as set forth on
           --------------------------------
Schedule 2.13, neither PSB nor any of the PSB Subsidiaries is a party to any pending or, to the best knowledge of PSB, Consumer, Pacific Financial and PUSA, threatened claim, action, suit, investigation or proceeding involving a monetary claim for more than $25,000, or is subject to any order, judgment or decree, a request for non-monetary relief, or a request to enjoin or restrain the transactions contemplated by this Agreement.

      2.14 Insurance.  Each of PSB and the PSB Subsidiaries has taken all
           ---------
requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Closing that are known to PSB. Schedule 2.14 contains a list of all insurance policies maintained by or for the benefit of PSB or the PSB Subsidiaries or their respective directors, officers, employees or agents. To the best of PSB's knowledge (i) none of PSB or any of PSB Subsidiaries has received any notice of termination or non-renewal with respect to any such policies and (ii) no coverage with respect to any material claim under existing policies is being disputed.

      2.15 Compliance with Laws.
           --------------------

          (a) Except as set forth on Schedule 2.15(a), PSB and the PSB Subsidiaries have all permits, licenses, authorizations, orders and approvals, and have made all filings, applications and registrations that are required or necessary in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted in all material respects; all such permits, licenses, authorizations, orders and approvals are in full force and effect, will not be affected by the transactions contemplated hereby and will continue to be in full force and effect upon the Closing, and to the best knowledge of PSB, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. PSB is not required to have a commercial lender's license.

          (b) PSB and the PSB Subsidiaries have complied in all material respects with all laws, regulations and orders (including without limitation securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974 ("ERISA"), wage and hour laws and other laws and regulations relating to their businesses and all statutes, rules, regulations, orders and policy statements pertaining to the conduct of their businesses and governing instruments applicable to an entity engaged in such type of business). Neither PSB nor the PSB Subsidiaries is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any court, whether federal, state, municipal, or local and whether at law or in equity. Neither PSB nor the PSB Subsidiaries is subject to or reasonably likely to incur in the case of PSB any material liability and in the case of a PSB Subsidiary any liability as a result of its past or present ownership, operation, or use of any Property (as defined herein) whether directly or as a consequence of such Property securing a loan originated or purchased by PSB or the PSB Subsidiaries or being part of the investment portfolio of PSB or the PSB Subsidiaries (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned, leased or controlled by such person, including without limitation property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. No claim, action, suit, or proceeding is pending against PSB or the PSB Subsidiaries relating to Property of PSB or the PSB Subsidiaries before any court or arbitration tribunal relating to Toxic Substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting PSB or the PSB Subsidiaries with respect to the same.

      2.16 Proxy Statement and Public Disclosures.  None of the information
           --------------------------------------
regarding PUSA, Pacific Financial, Consumer or PSB or any other PUSA Subsidiary supplied or to be supplied by PUSA, Pacific Financial, Consumer or PSB for inclusion or included in (i) the proxy statement and any amendments thereto (collectively, the "Proxy Statement") in connection with the meeting of Bay View shareholders to be held for the purpose of voting on this Agreement or (ii) any other documents to be filed with any regulatory authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed with any regulatory authority and with respect to the Proxy Statement when mailed and as of the date of the related shareholder meeting, be false or misleading in respect to any material fact, or omit to state a material fact necessary in order to make the statements therein not misleading.

     2.17  Labor.  No work stoppage involving PSB or the PSB Subsidiaries is
           -----
pending or to the best knowledge of PSB threatened. Neither PSB nor the PSB Subsidiaries is involved in, or to the best knowledge of PSB, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could be reasonably expected to have a material adverse effect on PSB and the PSB Subsidiaries. No employees of PSB or the PSB Subsidiaries are represented by any labor union or any collective bargaining organization.

     2.18  Loans.  (a) The following terms shall have the meaning ascribed
           -----
to them below:

               (i) "Investor" means any person or entity who has acquired or hereinafter acquires a Loan from PSB or any PSB Subsidiary.

               (ii) "Investor Requirements" means any contractual, legal and regulatory obligation of PSB or any PSB Subsidiary to any Investor, including but not limited to, the representations, warranties and covenants made by PSB or any PSB Subsidiary to any Investor.

               (iii) "Loan" means any loan at any time held, serviced or sold by PSB or any PSB Subsidiary.

               (iv) "Loans Held for Sale" means all Loans currently held and hereinafter acquired or originated by PSB or any PSB Subsidiary where beneficial ownership has not been transferred to an Investor.

               (v) "Loan Documents" means the note, mortgage, deed of trust or other instrument securing the note and the related documents for each Loan.

               (vi) "Portfolio Loan" means all Loans currently owned or hereinafter owned for investment by PSB or any PSB Subsidiary.

               (vii) "Serviced Loans" means all Loans currently and hereinafter serviced by PSB for its own account or for others.

               (viii) "Servicing Requirements" means prudent practice and industry standards together with any contractual, legal or regulatory obligation of PSB or any PSB Subsidiary relating to the Serviced Loans or any Loan previously serviced by PSB or any PSB Subsidiary.

          (b) Neither PSB nor any PSB Subsidiary has any Portfolio Loan. All Loans owned by PSB or any PSB Subsidiary are Loans Held for Sale.

          (c) Except as set forth on Schedule 2.18(c), except for matters arising in the ordinary course of business, none of which is material, the Loan Documents evidencing each Loan that is currently outstanding constitute the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of lending institutions or creditors generally and by general equitable principles; and (ii) no Loan is subject to any legally enforceable right of rescission, set-off, counterclaim or defense, including the defense of usury or lack of legal capacity of any borrower or guarantor, nor will the operation of any of the terms of any Loan, or the exercise of any legally enforceable right thereunder, render any Loan or any of the Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury or lack of legal capacity of any borrower or guarantor, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect to any Loan Held for Sale or any Loan for which there is any recourse against, or responsibility or exposure of, PSB or any PSB Subsidiary.

          (d) Except as set forth on Schedule 2.18(d), the Loan Documents for each Loan have been duly executed and recorded, and are in due and proper form, and the information contained therein is true, accurate and complete in all material respects. PSB has at all times maintained the Loan Documents in all material respects in accordance with Investor Requirements, Servicing Requirements and otherwise in accordance with all legal and regulatory requirements and contractual obligations.

          (e) Except as set forth on Schedule 2.6, all outstanding Loans sold by PSB or any PSB Subsidiary comply in all material respects with Investor Requirements.

          (f) PSB and the PSB Subsidiaries have at all times been and are in compliance in all material respects with the Servicing Requirements relating to the Serviced Loans and Loans previously serviced by any of them.

          (g) To the best knowledge of PSB, neither PSB nor any PSB Subsidiary has any advances outstanding with respect to any Loan, except for advances made under the Servicing Requirements, the aggregate amount of which is not material.

          (h) Neither PSB nor any PSB Subsidiary is in material default with respect to any of its obligations under any Loan.

          (i) Neither PSB nor any PSB Subsidiary is in violation in any material respect of any applicable federal, state, or local law, statute, ordinance, rule, regulation, order or guideline pertaining to the Loans, its origination or production practices, or otherwise relating to its purchase or sale of Loans or its lending business, including but not limited to, real estate settlement procedures, fair credit reporting, and every other prohibition against unlawful discrimination or governing consumer credit, and also including, without limitation, the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, and state consumer credit codes and laws.

          (j) Except as set forth on Schedule 2.6, the best knowledge of PUSA, Pacific Financial, Consumer and PSB, all Loans securitized in a pool, at the time of inclusion in the pool, met all applicable guidelines for such pool. All pools relating to the Loans have been initially certified, finally certified and/or recertified in accordance with applicable guidelines. The principal balance outstanding and owing on the Serviced Loans in each pool equals or exceeds the amount owing to the corresponding security holder of such pool.

      2.19     Employee Benefit Plans.
               ----------------------

          (a) PSB has provided Bay View with lists of all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, employment, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust or insurance agreements or arrangements related thereto, maintained, sponsored or contributed to by PSB or the PSB Subsidiaries in respect of any of the present or former directors, officers, or other employees of and/or consultants to PSB or the PSB Subsidiaries (individually (a) "PSB Employee Plan" and collectively the "PSB Employee Plans"). The following documents with respect to each PSB Employee Plan have previously been furnished to Bay View or its counsel:
     (i) a true and complete copy of all written documents comprising such PSB Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of PSB Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

          (b) All PSB Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Code. All contributions required to be made to PSB Employee Plans have been made.

          (c) With respect to each of PSB Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of
     Section 401(a) of the Code is so qualified and, to the extent a determination letter has been received from the IRS with respect to any such Pension Plan, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.19(c)), exceed the value of the assets of the Pension Plan allocable to benefits on a plan termination basis; (iii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or, to the knowledge of PSB or any fiduciary or ERISA affiliate, to any material tax or penalty; (iv) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1986; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither PSB nor the PSB Subsidiaries would have any liability or obligation to post a bond under
     Section 4063 of ERISA if PSB and the PSB Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither PSB nor the PSB Subsidiaries would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

          (d) Neither PSB nor the PSB Subsidiaries has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

          (e) Neither PSB nor the PSB Subsidiaries has any liability under Title IV of ERISA or Section 412(c)(ii) of the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

          (f) PSB and the PSB Subsidiaries have complied in all material respects with the continuation of health care provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any comparable state law.

          (g) Except as set forth on Schedule 2.19(g), and except for distribution of qualified plan, benefits neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of PSB or the PSB Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of PSB Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. PSB shall insure that no amounts paid or payable by PSB, the PSB Subsidiaries to or with respect to any employee or former employee of PSB or the PSB Subsidiaries will fail to be deductible for federal income tax purposes by reason of Section 280G or
     Section 162(m) of the Code or otherwise.

      2.20     Registration Obligations.  Neither PSB nor the PSB Subsidiaries
               ------------------------
is under any obligation, contingent or otherwise, which will survive the Closing by reason of any agreement to register any of its securities under the Securities Act, or other Federal or State securities laws or regulations.

      2.21     Undisclosed Liabilities.   Except (i) to the extent reflected,
               -----------------------
disclosed or reserved against in the most recent PSB Audited Financial Statements, (ii) liabilities incurred by PSB and the PSB Subsidiaries since the most recent PSB Audited Financial Statements in the ordinary course of business and consistent with past practices, or (iii) contractual obligations under contracts previously disclosed in writing to Bay View, or disclosed on Schedule 2.21, neither PSB nor the PSB Subsidiaries has any liabilities, whether absolute, accrued, contingent, or otherwise, or due or to become due, including without limitation any liabilities as guarantor under any guaranty.

      2.22     Takeover Provisions Not Applicable.  The transactions
               ----------------------------------
contemplated by this Agreement are exempt from any applicable state takeover law, and PSB, Pacific Financial and Consumer have taken or will take all steps necessary so that any takeover provisions in the articles of incorporation or bylaws of PSB, Pacific Financial, Consumer or the PSB Subsidiaries will not apply to this Agreement or any of the transactions contemplated hereby.

      2.23     Brokers and Finders.  Neither PSB nor the PSB Subsidiaries nor
               -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for PSB or the PSB Subsidiaries, in connection with this Agreement or the transactions contemplated hereby. Neither PSB nor any PSB Subsidiary will incur any legal or financial advisory fees relating to this Agreement and the consummation of the transactions contemplated herein.

      2.24     Accuracy of Information.  The statements of PSB, Pacific
               -----------------------
Financial, Consumer and PUSA contained in this Agreement and the Schedules hereto are true and correct in all material respects, and such documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

      2.25     Year 2000 Compliant.  Except as set forth on Schedule 2.25, all
               -------------------
hardware, firmware, software and computer systems of PSB are Year 2000 Compliant and shall continue to function in accordance with their intended purpose without material error or material interruption during and after the year 2000; provided, however, that no representation is made with respect to systems of Fiserv (Pittsburgh) DataLink. For purposes of this Agreement, "Year 2000 Compliant" means that the hardware, firmware, software and computer systems of PSB (a) will completely and accurately address, produce, store and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions; and (b) will provide that all "date"-related functionalities and data fields include the indication of century and millennium, and will perform calculations which involve a four-digit year.

      2.26     Compliance with Environmental Laws.
               ----------------------------------

          (a) The operations of PSB and the PSB Subsidiaries comply in all material respects with all applicable past and present Environmental Laws. None of the operations of PSB or the PSB Subsidiaries and no assets presently or formerly owned or leased by PSB or the PSB Subsidiaries are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which PSB, or the PSB Subsidiaries would be liable in law or equity; (iii) none of the operations of PSB or the PSB Subsidiaries, and no assets presently owned or formerly owned by PSB or the PSB Subsidiaries are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has PSB or the PSB Subsidiaries been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither PSB nor the PSB Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

          (b) With respect to the real property currently owned or formerly owned or, to the knowledge of PUSA, Pacific Financial, Consumer and PSB, currently leased by PSB or the PSB Subsidiaries ("PSB Premises"): (x) no part of the PSB Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y), the PSB Premises do not contain, and have never contained, an underground storage tank; and (z) the PSB Premises do not contain and are not contaminated by any quantity of a hazardous Substance from any source.

      2.27     Defaults.  There has not been any default in any material
               --------
obligation to be performed by PSB or any PSB Subsidiary under any material contract or commitment, and neither PSB nor any PSB Subsidiary has waived any material right under any material contract or commitment, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. To the best knowledge of PSB, no other party to any material contract or commitment is in default in any material obligation to be performed by such party, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

      2.28     Indemnification.  To the best knowledge of PSB, except as set
               ---------------
forth on Schedule 2.28, no action or failure to take action by any director, officer, employee or agent of PSB or any PSB Subsidiary has occurred which would give rise to a claim by any such person for indemnification from PSB or any PSB Subsidiary under the corporate indemnification provisions of such entity in effect on the date of this Agreement.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         OF BAY VIEW AND BAY VIEW BANK

     Bay View and Bay View Bank represent and warrant to and covenant with PUSA, Pacific Financial, Consumer and PSB as follows:

      3.1 Organization and Authority.  Bay View is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bay View Bank is a federal savings bank duly organized and validly existing, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bay View and Bay View Bank are duly qualified to do business and are in good standing in each jurisdiction where the character of the assets or properties owned or leased by them or the nature of their business transacted by them requires that they be so qualified, except where the failure to be so qualified would not impair the ability of Bay View or Bay View Bank to operate in the ordinary course of business. Bay View is registered as a savings and loan holding company with the OTS under the Home Owners' Loan Act of 1933, as amended. Bay View Bank is chartered by the OTS. The deposits of Bay View Bank are insured by the Savings Association Insurance Fund or the Bank Insurance Fund.

      3.2 Capitalization.  The authorized capital stock of Bay View consists
          --------------
solely of 60,000,000 shares of Bay View Common Stock, of which as of May 31, 1998 (i) 20,333,137 shares were issued and outstanding and (ii) 3,051,199 shares of Bay View Common Stock were reserved for future issuance pursuant to various employee stock option and incentive and benefit plans. The Board of Directors of Bay View has duly reserved for issuance 10,000,000 shares of Bay View Common Stock for issuance hereunder (provided that such reservation is subject to the restriction in Section 1.4(d) that Bay View Bank shall not be obligated to issue to Seller any shares of Bay View Common Stock such that upon such issuance Seller and any other PUSA affiliate would beneficially own in the aggregate more than 25% of the issued and outstanding shares of Bay View Common Stock). All of the issued and outstanding shares of Bay View Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any right of any person or entity. As of the date hereof, other than pursuant to stock option and incentive and benefit plans, and other than as contemplated by this Agreement, no subscriptions, options, warrants or other rights to purchase shares of Bay View Common Stock or other securities of Bay View and no securities or obligations convertible into or exchangeable for shares of Bay View, Common Stock or other securities of Bay View, have been authorized or agreed to be issued or are outstanding. All of the issued and outstanding shares of common stock of Bay View Bank are validly issued, fully paid, and nonassessable, and have not been issued in violation of any right of any person or entity.

      3.3 Authorization.
          -------------

     (a) Bay View and Bay View Bank have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by Bay View and Bay View Bank and the consummation by Bay View of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Bay View and Bay View Bank, other than the requirement that this Agreement be adopted by the stockholders of Bay View and the stockholder of Bay View Bank, and no other corporate or shareholder approval is required on the part of Bay View or Bay View Bank for the consummation of the transactions contemplated hereby. The acquisition of the Closing Shares and the Earn Out Shares and additional shares of Bay View Common Stock up to 25% of the issued and outstanding shares of Bay View Common Stock after taking into account the issuance of the Closing Shares and Earn Out Shares have been approved by a majority of Bay View's Board of Directors for purposes of the Rights Agreement. This Agreement constitutes the valid and binding obligations of Bay View and Bay View Bank enforceable against Bay View and Bay View Bank in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity, whether applied by a court of law or equity.

     (b) Neither the execution, delivery or performance by Bay View or Bay View Bank of this Agreement, nor the consummation by Bay View or Bay View Bank of the transactions contemplated hereby, nor compliance by Bay View or Bay View Bank with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of the articles or certificate of incorporation or bylaws of Bay View or any Bay View Subsidiary, (ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Bay View or any Bay View Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bay View or any Bay View Subsidiary is a party or by which it may be bound, or to which Bay View or any Bay View Subsidiary or any of their properties or assets may be subject, or (iii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bay View or any Bay View Subsidiary or any of their respective properties or assets.

      3.4 Bay View Financial Statements.  The consolidated balance sheets of Bay
          -----------------------------
View and the subsidiaries of Bay View (each a "Bay View Subsidiary" and collectively the "Bay View Subsidiaries") and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three fiscal years in the three-year period ending December 31, 1997, together with the notes thereto, audited by Deloitte & Touche LLP and included in Bay View's Annual Report on Form 10-K for the fiscal year most recently ended as filed with the SEC, (the "Bay View Audited Financial Statements") and the unaudited consolidated condensed balance sheets of Bay View and the Bay View Subsidiaries for March 31, 1998, and the related unaudited consolidated condensed statements of income and cash flows for such quarter included in Bay View's quarterly reports on Form 10-Q as filed with the SEC (the "Bay View Interim Financial Statements, together with the Bay View Audited Financial Statements, the "Bay View Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (subject in the case of the Bay View Interim Financial Statements to the absence of year-end audit adjustments and financial statement footnotes), present fairly in all material respects, the consolidated financial position of Bay View and the Bay View Subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in stockholders' equity of Bay View and the Bay View Subsidiaries for the periods stated therein and are derived from the books and records of Bay View and the Bay View Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with GAAP applied on a consistent basis and prudent and sound business practices. Neither Bay View nor any Bay View Subsidiary has any material contingent liabilities that do not appear on the most recent Bay View Audited Financial Statements including the footnotes thereto. In the event that additional quarterly consolidated financial statements are available prior to Closing, they shall be furnished to PSB or PUSA promptly and the term "Bay View Financial Statements" shall be deemed to include such financial statements.

     (b) Since December 31, 1995, Bay View and the Bay View Subsidiaries have filed all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "Bay View SEC Reports"). The Bay View SEC Reports
(i) were prepared in all material respects in accordance with the requirements as to form of the Securities Act, Exchange Act and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      3.5 Taxes.  Bay View and the Bay View Subsidiaries have timely filed and
          -----
will timely file (including extensions) all tax returns and reports required to be filed at or prior to the Closing Date (the "Bay View Returns"). Each of Bay View and the Bay View Subsidiaries has paid, or set up adequate reserves on the Bay View Interim Financial Statements for the payment of, all taxes required to be paid or accrued in respect of all periods through March 31, 1998 and will pay all taxes required to be paid on or prior to the Closing Date and establish adequate reserves on its financial statements up to the Closing Date relating to accruals or reserves for taxes in accordance with GAAP applied on a consistent basis. Bay View and the Bay View Subsidiaries have filed, or will file when due, for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. Neither Bay View nor the Bay View Subsidiaries will have in the case of Bay View any material liability or in the case of the Bay View Subsidiaries any liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against Bay View or the Bay View Subsidiaries which would not be covered by reserves established prior to the Closing Date. Neither Bay View nor the Bay View Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax return in respect of any fiscal year which has not since been filed and no requests for waivers of the time to assess any tax are pending. Neither Bay View nor the Bay View Subsidiaries (i) has extended or waived any statute of limitations on the assessment of any tax due; (ii) is a party to any agreement providing for the allocation or sharing of taxes (other than the allocation of federal income taxes as provided by regulation 1.1552-1(a)(1) under the Code);
(iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor has the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

      3.6 Material Adverse Change. Other than changes reflected in the Bay View
          -----------------------
Financial Statements and, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to depositary institutions generally, since December 31, 1997, there has been no material adverse change in the Condition of Bay View and the Bay View Subsidiaries, taken as a whole.

      3.7 Litigation and Other Proceedings.  Neither Bay View nor the Bay View
          --------------------------------
Subsidiaries is a party to any pending or, to the best knowledge of Bay View, threatened, claim, action, suit, investigation or proceeding, which if adversely determined, would have a material adverse effect on the Condition of Bay View or would affect the ability of Bay View or Bay View Bank to consummate the transactions contemplated by this Agreement, nor is there any order, judgment or decree, or request for non-monetary relief, which, insofar as reasonably can be foreseen in the future, would have any such effect.

      3.8 Compliance with Laws.
          --------------------

          (a) Bay View and the Bay View Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations that are required or necessary in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted in all material respects; all such permits, licenses, authorizations, orders and approvals are in full force and effect and to the best knowledge of Bay View, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

          (b) (i) Bay View and the Bay View Subsidiaries have complied in all material respects with all laws, regulations and orders (including without limitation securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, zoning ordinances, building codes, ERISA, wage and hour laws and other laws and regulations relating to their businesses and all statutes, rules, regulations, orders and policy statements pertaining to the conduct of their businesses and governing instruments applicable to an entity engaged in such type of business), and
     (ii) neither Bay View nor the Bay View Subsidiaries is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any court, whether federal, state, municipal, or local and whether at law or in equity. Neither Bay View nor the Bay View Subsidiaries is subject to or reasonably likely to incur in the case of Bay View any material liability and in the case of a Bay View Subsidiary any liability as a result of its past or present ownership, operation, or use of any Property whether directly or as a consequence of such Property securing a loan originated or purchased by Bay View or the Bay View Subsidiaries or being part of the investment portfolio of Bay View or the Bay View Subsidiaries (A) that is contaminated by or contains any Toxic Substance, or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit, or proceeding is pending against Bay View or the Bay View Subsidiaries relating to Property of Bay View or the Bay View Subsidiaries before any court or arbitration tribunal relating to Toxic Substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bay View or the Bay View Subsidiaries with respect to the same.

      3.9 Proxy Statement and Public Disclosures.  None of the information
          --------------------------------------
regarding Bay View or any Bay View Subsidiary supplied or to be supplied by Bay View for inclusion or included in (i) the Proxy Statement or (ii) any other documents to be filed with any regulatory authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed with any regulatory authority and with respect to the Proxy Statement when mailed and as of the date of the related shareholder meeting, be false or misleading in respect to any material fact, or omit to state a material fact necessary in order to make the statements therein not misleading.

      3.10     Brokers and Finders.  Other than its engagement of PaineWebber
               -------------------
Incorporated and Piper Jaffrey neither Bay View nor any Bay View Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bay View or the Bay View Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

      3.11     Accuracy of Information.  The statements of Bay View and Bay View
               -----------------------
Bank contained in this Agreement and the Schedules hereto are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

      3.12     Registration Obligations.  Bay View is not under any obligation,
               ------------------------
contingent or otherwise, to register any shares of Bay View Common Stock, any securities convertible into Bay View Common Stock, or any other securities under the Securities Act.

      3.13     Year 2000 Compliant.  To the best knowledge of Bay View and Bay
               -------------------
View Bank, all hardware, firmware, software and computer systems of Bay View and Bay View Bank will be Year 2000 Compliant and will function in accordance with their intended purpose without material error or material interruption during and after the year 2000.

                                   ARTICLE IV
                   CONDUCT OF BUSINESSES PRIOR TO THE CLOSING

      4.1 Conduct of Businesses Prior to the Closing.  During the period prior
          ------------------------------------------
to the Closing, unless it receives prior written consent from Bay View, PSB shall and shall cause the PSB Subsidiaries to:

          (a) conduct its business according to their ordinary and usual course consistent with past business practices and not enter into any new lines of business;

          (b) use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees;

          (c) use commercially reasonable efforts to keep its properties (i) in good repair and condition except for obsolete properties and for deterioration due to ordinary wear and tear, and damage due to casualty, and (ii) free of Liens, except as permitted by Section 2.8;

          (d) use best efforts to maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

          (e) use best efforts to perform all of its obligations under contracts, leases and documents relating to and affecting its assets, properties and business;

          (f) charge off all assets, or portions thereof, deemed uncollectible in accordance with GAAP applied on a consistent basis;

          (g) use best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all material federal and state laws, and all material rules, regulations and orders imposed by federal, state and local governmental authorities;

          (h) subject to compliance with applicable law, take no action which would adversely affect or delay the ability of Bay View, Bay View Bank, Pacific Financial, Consumer or PSB to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement;

          (i) file all PSB Returns and pay all taxes when due;

          (j) not deviate, in any material respect, from current policies and practices; and

          (k) notify Bay View of all written claims, other than claims in the ordinary course of business relating to Loans and none of which are material, against PSB, and any repurchases of Loans (other than any repurchases of Loans from Bay View Bank).

      4.2 Forbearances of PSB.  Except as set forth on Schedule 4.2, during the
          -------------------
period from the date hereof to the Closing, PSB shall not, and shall not permit the PSB Subsidiaries to, without the prior written consent of Bay View:

          (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than ordinary, normal dividends from a wholly owned Subsidiary of PSB to PSB or another wholly owned Subsidiary of PSB), or incur any obligation or liability to Consumer, Pacific Financial, PUSA or any of their affiliates (other than among PSB and the PSB Subsidiaries) except for tax sharing payments and inter-company charges set forth on Schedule 4.2(a) that do not result in violation of Section 2.10 and borrowed funds in the ordinary course of business and consistent with past practices that can be prepaid at any time without penalty or premium.

          (b) enter into or amend any material contract, including any data processing or computer contract, and including any contract of employment, severance or similar agreement or arrangement with any director or officer or employee, or modify any of PSB Employee Plans or any loans relating thereto (or prepay in whole or in part any such loans) or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and (ii) such increases of which PSB notifies Bay View in writing and which Bay View does not disapprove within three business days of the receipt of such notice, or materially change its commission or salary structure;

          (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than that contemplated hereby), any acquisition of a material amount of assets (other than the acquisition of Loans) or securities, any disposition of a material amount of assets (other than the sale of Loans) or securities or any release or relinquishment of any material contract rights;

          (d) propose or adopt any amendments to its articles or certificate of incorporation or other charter document or bylaws;

          (e) issue, sell, grant, confer or award any of its Equity Securities or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it exists on the date of this Agreement;

          (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

          (g) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of PSB or the PSB Subsidiaries or the acquisition of Equity Securities of PSB or the PSB Subsidiaries or the merger of PSB or the PSB Subsidiaries with any person or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and PSB shall immediately notify Bay View orally of all the relevant details relating to all written proposals which it may receive with respect to any Acquisition Transaction and promptly confirm the same to Bay View in writing;

          (h) take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement;

          (i) except in the ordinary course of business consistent with prudent business and past practices, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, or incur any indebtedness for borrowed funds that cannot be prepaid at any time without penalty or premium;

          (j) enter into any capitalized leases or obligations;

          (k) change its current underwriting practices, including, without limitation, changing its credit quality and credit scoring practices; or

          (l) incur any capital expenses in excess of $10,000 for any item or $200,000 in the aggregate or as set forth on Schedule 4.2;

          (m) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

      4.3 Forbearances of PUSA.  During the period hereof to the Closing, PUSA
          --------------------
shall not permit Consumer or Pacific Financial or any other subsidiary of PUSA to sell, transfer, grant any option for the sale of or otherwise dispose of any shares of PSB Common Stock (or any securities convertible into, exercisable for, or exchangeable for, directly or indirectly, any shares of PSB Common Stock); provided, however, that the foregoing shall not prohibit and shall in no way be construed to prohibit the dividending of the PSB Shares to Pacific Financial prior to the Closing Date.

      4.4 Forbearances of Bay View.  During the period from the date hereof to
          ------------------------
the Closing, Bay View shall not, and shall not permit any of the Bay View Subsidiaries to without the prior written consent of PUSA, Pacific Financial, Consumer or PSB, subject to compliance with applicable law, (i) take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of PUSA, Pacific Financial, Consumer, Bay View or Bay View Bank to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement, (ii) materially increase its regular quarterly cash dividend on the Bay View Common Stock or
(iii) declare or pay any extraordinary cash dividend on the Bay View Common
Stock.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

      5.1 Access and Information. PSB shall cause the PSB Subsidiaries to afford
          ----------------------
to Bay View, and each of PSB and Bay View shall afford to the other, and to their respective accountants, counsel and other representatives, full access during normal business hours, during the period from the date hereof to the Closing Date, to all their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received during such period pursuant to the requirements of governmental authorities (subject to confidentiality requirements of such governmental authorities) and permitted to be disclosed under applicable law and (ii) all other information concerning business, properties and personnel as the other may reasonably request. Any information secured or obtained by Bay View or PSB pursuant to the preceding sentence shall be treated in accordance with and shall be subject to the terms of the Confidentiality Agreements, dated May 11, 1998, and November 3, 1997, respectively, between Bay View, PSB and their respective representatives.

      5.2 Regulatory Filings.  PSB, Bay View and Bay View Bank shall, and PSB
          ------------------
shall cause the PSB Subsidiaries to cooperate and use their respective best efforts to, prepare all documentation to effect the notices pursuant to the HSR Act and all other filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental and regulatory authorities necessary or deemed appropriate by Bay View to consummate the transactions contemplated by this Agreement. In the event the transactions contemplated hereby are challenged or opposed by any administrative or legal proceeding whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Bay View with the consent of PUSA or PSB, which consent shall not be unreasonably denied.

      5.3 Stockholder Approval.  Bay View agrees to take, in accordance with
          --------------------
applicable law or rules of The National Stock Market, Inc. National Market System and its certificate of incorporation and by-laws, all action necessary to convene an appropriate meeting of its stockholders (the "Meeting") to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by Bay View's stockholders for consummation of the transactions contemplated hereby. The Bay View Board shall recommend such approval, and Bay View shall use its best efforts to solicit such approval by its stockholders.

      5.4 Current Information.  During the period from the date hereof to the
          -------------------
Closing, PSB shall promptly furnish, and shall cause the PSB Subsidiaries to promptly furnish, Bay View with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Bay View. PSB shall promptly notify Bay View of any material change in the business or operations of PSB or the PSB Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of any litigation involving PSB or the PSB Subsidiaries involving a claim for more than $25,000 or equitable or non-monetary relief.

      5.5 Expenses.  Subject to the provisions of Section 2.22, each party
          --------
hereto shall bear its own expenses incident to preparing and entering into this Agreement and to consummating the transactions contemplated hereby. Notwithstanding the foregoing, if the Agreement is terminated by PUSA pursuant to Section 7.1(c), Bay View shall (i) continue to be obligated to purchase PSB's Eligible Loan Production (as defined in Section 5.20) on the terms set forth in
Section 5.21 for 150 days after such termination and (ii) reimburse PUSA for up to a maximum of $500,000 of its reasonable and verifiable out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby.

      5.6 Miscellaneous Agreements and Consents.  Subject to the terms and
          -------------------------------------
conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective subsidiaries to, use its best efforts to obtain consents of all third parties and governmental authorities necessary or, in the reasonable opinion of Bay View, desirable for the consummation of the transactions contemplated by this Agreement.

      5.7 Employment Agreement and Benefits.
          ---------------------------------

          (a) At the Closing, Robert Emerling shall enter into an employment agreement with PSB (the "New Employment Agreement"). Pursuant to the New Employment Agreement, at the Closing, all employment contracts or similar agreements theretofore existing between PSB or the PSB Subsidiaries and Robert Emerling shall terminate without any payment or penalty obligation. Neither PSB or the PSB Subsidiaries nor Bay View or any Bay View Subsidiary shall make, and shall not be in any manner obligated to make, any payment whatsoever to any director or employee of PSB or the PSB Subsidiaries under any circumstance in which such payment is not or will not be deductible under Section 162(m) or Section 280G of the Code.

          (b) Prior to the Closing, PSB shall terminate all employee benefit plans of PSB and the PSB Subsidiaries, except for any plan to whose continuation Bay View requests or consents to in writing. Bay View shall take such steps as are necessary or required to integrate the employees of PSB and the PSB Subsidiaries into Bay View's employee benefit plans generally available to other employees of Bay View and Bay View Subsidiaries as soon as practicable after the Closing, (i) with full credit for prior service with PSB or the PSB Subsidiaries for all purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Closing for purposes of deductibles, out of pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Closing occurs.

          (c) Bay View hereby agrees to pay or cause PSB to pay within 90 days after the Closing Date retention payments to certain employees of PSB as of the Closing Date pursuant to the retention arrangements set forth on
     Schedule 2.18(g). Such amounts shall be reserved on the balance sheet of PSB immediately before Closing and shall be taken into account in determining compliance with the net worth standards set forth in Section 6.3(g).

      5.8      Takeover Provisions.  PSB, Pacific Financial, Consumer and Bay
               -------------------
View will take all steps necessary to exempt the transactions contemplated by this Agreement from, and if necessary challenge the validity of, any applicable state takeover or similar law.

      5.9      Third Parties.  PSB shall immediately terminate all negotiations
               -------------
or discussions concerning any Acquisition Transaction with parties other than Bay View Bank.

      5.10     Establishment of Accruals.  Subject to applicable laws,
               -------------------------
regulations and requirements of any regulatory authority, if requested by Bay View, immediately prior to the Closing, PSB shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of Bay View (as such practices and methods are to be applied to PSB from and after the Closing) and reflect Bay View's plans with respect to the conduct of PSB's business following the Closing; provided, however, that any such establishment of accruals and reserves at the request of Bay View pursuant to this Section
5.10 shall not be taken into account for purposes of the net worth standard in
Section 6.3(g).

      5.11     Assistance with Third Parties.  PSB shall and shall cause the PSB
               -----------------------------
Subsidiaries to cooperate with, and use all reasonable efforts to assist Bay View in (i) gaining access to all of PSB's and the PSB Subsidiaries' third-party vendors, and the landlords of each property leased by them, promptly after the date of this Agreement, and (b) obtaining the cooperation of such third-parties in a smooth transition in accordance with Bay View's timetable at or after the Closing. PSB and the PSB Subsidiaries shall also, at Bay View's reasonable request, give notice of termination of third-party contracts to be effective at or after the Closing, and take such reasonable additional action as may be necessary or reasonably appropriate to ensure that such contracts are terminated at the date requested.

      5.12     Insurance Policy Claims.  PSB shall inform Bay View no later than
               -----------------------
the Closing of any material unfiled insurance claims of PSB or the PSB Subsidiaries of which it has knowledge and for which it believes coverage exists.

      5.13     Restricted Shares.
               -----------------

     (a) Pacific Financial and Consumer understand that upon their issuance the Shares will not have been registered under the Securities Act or the securities laws of any state (collectively referred to as "State Securities Laws") by reason of specific exemptions under the provisions thereof which depend in part upon the intent of Pacific Financial or Consumer and of certain other representations made by Pacific Financial and Consumer in this Agreement. Pacific Financial and Consumer understand that Bay View is relying upon the representations and agreements contained in this Agreement for the purpose of determining whether this transaction meets the requirements for such exemptions. Pacific Financial and Consumer further understand that the Shares are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that Seller may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. Accordingly, Pacific Financial and Consumer agree not to sell, pledge, transfer or otherwise dispose of any Shares except (i) in compliance with the applicable provisions of Rule 144 under the Securities Act; (ii) in a transaction otherwise exempt (in the written opinion of counsel for Pacific Financial or Consumer satisfactory to Bay View, which requirement may be waived by Bay View) from the registration requirements of the Securities Act and all applicable State Securities Laws; or
(iii) pursuant to a registration of the Shares under the Securities Act and all applicable State Securities Laws.

     (b) Pacific Financial and Consumer consent to the endorsement of the Shares with a restrictive legend to read substantially as follows:

          The shares represented by this certificate were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") and may be sold or otherwise transferred only in compliance with the limitations of Rule 144 under the Securities Act, pursuant to an exemption from registration under the Securities Act or pursuant to a registration statement under the Securities Act.

     (c) Pacific Financial and Consumer agree that Bay View (and its transfer agent) shall not be required to register any attempted transfer of the Shares unless the transfer has been effected in compliance with the terms of this
Section 5.13.

      5.14     Publicity.  Except as required by law, Bay View and PUSA shall
               ---------
consult with each other and provide a written copy to each other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby.

      5.15     Trade Name Rights.  From and after the Closing, Bay View shall
               -----------------
possess all rights with respect to any and all trade names used by PSB or any PSB Subsidiary including, "PSB Lending Corp." and "PSB Lending"; provided, however, that PUSA and its affiliates shall retain all rights in respect of the trade name "PSB."

      5.16     Listing of Shares.  Bay View shall use its best efforts to cause
               -----------------
the Bay View Closing Shares, to be approved, prior to the Closing, for listing on The Nasdaq Stock Market subject to official notice of issuance; and Bay View shall use all reasonable efforts to cause the Bay View Earn Out Shares to be approved prior to any such issuance for listing on The Nasdaq Stock Market subject to official notice of issuance.

      5.17     Boards of Directors.  Bay View agrees to take all action
               -------------------
necessary to appoint, effective as of the Closing, one nominee of Pacific Financial or PUSA as a director of Bay View (for the term expiring in 2001) and Bay View Bank. Bay View further agrees to take all action necessary to appoint to the Bay View and Bay View Bank Boards an additional nominee of Pacific

Financial or PUSA, and reasonably acceptable to Bay View, promptly after Bay View Bank has paid to Seller a minimum of $50 million of Bay View Earn Out Shares. Bay View will nominate to the Strategic Planning Committee of the Bay View Board, at such time as nominations are made to Bay View Board committees, any PUSA or Pacific Financial nominated director. Any PUSA or Pacific Financial nominated director serving on the Bay View Board or the Bay View Bank Board shall be treated, for benefits purposes, as a non-employee director of, as applicable, Bay View or Bay View Bank. During the Earn Out Period, the members of the Board of Directors of PSB shall be four individuals selected by Bay View and three individuals selected by PUSA. Each member of the Board of Directors of PSB who is not selected to continue as a member of such Board subsequent to the Closing shall resign from such Board as of the Closing. During the Earn Out Period, the Board of Directors of PSB shall meet at least quarterly.

      5.18     Reporting. During the Earn Out Period, Bay View shall report
               ---------
the results of operations of PSB to PUSA at least monthly on a GAAP and Earn Out basis.

      5.19     PSB. During the Earn Out Period, Bay View shall maintain PSB
               ---
as a separate subsidiary and shall deal, and shall cause its Subsidiaries to deal, with PSB on terms no less favorable than it makes available to unrelated third parties; provided, however, that Bay View may cause PSB's operations to be conducted in other entities so long as Bay View maintains Earn Out books and records covering all of PSB's operations. Bay View shall maintain Earn Out books that shall be examined annually by Bay View's independent accountants, and subject to review by PUSA's independent accountants. Bay View shall during regular business hours make the books and records of PSB and, upon reasonable request, Bay View and its other subsidiaries, available to PUSA's independent accountants.

      5.20     Continuing Loan Sales.  From the date hereof until the Closing
               ---------------------
Date, PSB shall make available, and Bay View Bank shall purchase at a price of 107% of the unpaid principal balance, under the terms of the Loan Purchase Agreement and the Subservicing Agreement, each dated February 27, 1998, between Bay View Bank and PSB, all of PSB's Eligible Loan Production (as defined herein). Such purchases shall be made on a weekly basis. PSB shall use all commercially reasonable efforts to sell to Bay View Bank during the period between the date of this Agreement and the Closing Date at least $600 million principal amount of Eligible Loan Production. "Eligible Loan Production" means loans with (i) a weighted average FICO (as defined herein) of 675 or higher;
(ii) a weighted average coupon of 13.50%; (iii) no more than 10% of which shall have a FICO score at or between 620 and 639; (iv) a FICO score of no less than 620; (v) a maximum loan size of $75,000; (vi) an average loan size of not more than $37,500; (vii) a maximum CLTV (as defined below) of 125%; (viii) an average CLTV of not more than 115%; and (ix) an average DTI (as defined herein) of 42% or less; and (x) a DTI of no greater than 50%. "FICO" means Fair Issac Corporation Score. "CLTV" means cumulative loan-to- value. "DTI" means debt-
to-income.   Bay View Bank and PSB agree to jointly develop appropriate loan loss reserve procedures for such purchased loans.

      5.21     Purchases of I/O Strips.
               -----------------------

          (a)  I/O Strips
               ----------

               (i) "I/O Strips" means all of PSB's interest only strips and related securitization assets other than excess servicing rights.

               (ii) Bay View agrees to purchase (the "Bay View Purchase") from PSB a senior interest in the I/O Strips for a cash price equal to $43,000,000 (the "Reference Value") subject to the agreement by Bay View and PUSA with respect to (i) documentation of the Bay View Purchase (if the Bay View Purchase shall involve a trust, PUSA shall pay all costs and fees whatsoever related to the establishment, operation and termination of such trust), PUSA Purchase (as defined herein), Purchase Loan (as defined herein) and (ii) the Servicing Assignment Agreement (as defined in Section 5.27) (provided that if Bay View and PUSA shall not so agree by June 30, 1998, the Board of Directors of Bay View or PUSA may terminate its obligation to enter into any of such transactions and may terminate this Agreement; provided, however, that such conditional rights of termination shall not be available until July 7, 1998 in the event that Bay View shall prior to June 30, 1998 escrow with a qualified financial institution satisfactory to PUSA the amount of the Reference Value and the amount of the Purchase Loan) (the "Agreement on Documentation").

               (iii) PUSA or Pacific Financial agrees to purchase (the "PUSA Purchase") from PSB a subordinate interest in the I/O Strips for a cash price equal to $50,000,000, subject to the Agreement on Documentation.

               (iv) "I/O Strip Senior Interest Value" means the Reference Value increased by all Monthly I/O Accruals (as defined herein) and decreased by any payments received by Bay View with respect to its senior interest in the I/O Strips.

               (v) "Monthly I/O Accruals" means interest on the I/O Strip Senior Interest Value accrued monthly at an annual rate of 12.5%.

               (vi) The Bay View Purchase and the PUSA Purchase are without recourse.

               (vii) Bay View's senior interest in the I/O Strips shall be entitled to all payments with respect to the I/O Strips until the I/O Strip Senior Interest Value has been reduced to zero. Thereafter all payments shall be made to the subordinate interest in the I/O Strips
 .
          (b) Loan. Bay View and Bay View Bank agree to loan (the "Purchase
              ----
     Loan") $50,000,000 to PUSA to fund the PUSA Purchase, subject to the Agreement on Documentation. The Purchase Loan shall (i) have a rate of interest, paid initially on the Closing Date, equal to the Prime Rate published in The Wall Street Journal, (ii) be secured by the common stock, par value $.01 per share, of Pacific Realty Group, Inc. (the "Pacific Realty Common Stock") and the common stock, par value $.01 per share, of Pacific Southwest Bank (the "Pacific Bank Common Stock") in an amount acceptable to Bay View and after the Closing by the Closing Shares and the Earn Out Shares of Bay View Common Stock (and, if Seller shall not hold sufficient Closing or Earn Out Shares to satisfy the collateral requirements because of the failure to receive regulatory approval for the receipt of such Shares, the Loan shall be further collateralized by a sufficient amount of additional assets of PUSA acceptable in all respects to Bay View Bank; and provided further that if PUSA shall not pledge such additional sufficient and acceptable collateral the Loan shall become due immediately), (iii) be due May 31, 1999 (the "Due Date"), and (iv) require principal prepayments of $15,000,000 on the Due Date, all as provided in loan and pledge agreements acceptable to Bay View and PUSA, which shall provide further that PUSA shall not, and shall cause its Subsidiaries not to, pledge, sell, transfer or otherwise dispose of any shares of capital stock of Newmark Homes Corp.. After the Closing Date and prior to the Due Date, Bay View and PUSA shall use their reasonable efforts to agree on the terms of an extension or refinancing of the Purchase Loan.

          (c) Use of Proceeds. PSB shall use the proceeds of the sales of the
              ---------------
     I/O Strips to repay its working capital loan from PUSA Bank.

      5.22     Noncompetition.  During the Earn Out Period, neither PUSA,
               --------------
Pacific Financial, Consumer nor any other PUSA subsidiary or affiliate thereof (so long as it is a subsidiary or affiliate of PUSA) shall directly or indirectly engage in any business currently conducted by PSB, including without limitation the business of originating, purchasing, selling or securitizing loans with CLTVs above 100% ("High CLTV Loans"); provided, however, that Pacific Southwest Bank ("Pacific Bank") may engage in any such business provided that, at any time during the Earn Out Period, the aggregate amount of High CLTV Loans
(i) held in Pacific Bank's portfolio or (ii) sold by Pacific Bank and included in securitization pools, may not exceed $100 million; and provided, further, that all such High CLTV Loans shall have been originated in the State of Texas through Pacific Bank's retail operations or purchased.

      5.23     Data Processing.  PSB shall immediately commence, in cooperation
               ---------------
with Bay View, converting its data processing systems to Fiserv (Pittsburgh) DataLink. In the event this Agreement is terminated pursuant to any of Sections 7.1(a)-(c), 7.1(e) and (f) and PSB has materially complied with this Section 5.23, (i) Bay View agrees to provide to PSB, at Bay View's cost, data processing services for 180 days after such termination and (ii) should PSB elect to convert its data processing systems from Fiserv to another data processing system within 120 days after such termination, Bay View agrees to reimburse PSB for its costs for conversion to Fiserv and its deconversion costs up to an aggregate maximum amount of $250,000 (subject in all respects to the delivery to Bay View of documentation of such costs).

      5.24     Guarantees.  Bay View hereby agrees to guarantee any lease
               ----------
obligations of PSB guaranteed by PUSA or Pacific Bank on the Closing Date if requested to do so by the lessor or lessors thereunder. In the event that any such Bay View guarantees do not result in the release of PUSA and/or Pacific Bank from their lease obligations, Bay View shall indemnify PUSA and or

Pacific Bank for obligations relating to the period occurring after the Closing Date relating to such lease obligations.

     5.25 Section 338(h)(10) Election.  Bay View Bank shall make a timely
          ---------------------------
election under Section 338(g) of the Code and Seller and Bay View Bank shall join in making an election under Section 338(h)(10) of the Code (and any equivalent election under state or local tax law which Seller and Bay View Bank are entitled to make) (collectively, the "Section 338(h)(10) Election") with respect to the sale of the PSB Shares. Seller and Bay View Bank shall cooperate fully with each other in making the Section 338(h)(10) Election. In particular, and not by way of limitation, in order to effect the Section 338(h)(10) Election, on or prior to the Closing Date, Seller and Bay View Bank shall jointly execute necessary copies of Internal Revenue Service Form 8023 and prepare all attachments required to be filed therewith pursuant to applicable United States Treasury Regulations. At the request of Bay View Bank, the Seller shall, from time to time after the Closing Date, execute such additional forms, returns, elections, schedules and other documents necessary to preserve the
Section 338(h)(10) Election or to amend or supplement the Section 338(h)(10) Election, including but not limited to, any subsequent filing or election relating to the increase in the consideration actually paid for the PSB Shares (each a "Subsequent Filing"). Seller and Bay View Bank shall report the sale and purchase of the PSB Shares pursuant to this Agreement consistent with the 338(h)(10) Election and each Subsequent Filing and shall take no position contrary thereto or inconsistent therewith in any tax return, any discussion with or proceeding before any taxing authority or otherwise. Seller will timely report the gain arising from the Section 338(h)(10) Election and any Subsequent Filing for tax purposes and pay any and all taxes arising or resulting therefrom. PUSA, Pacific, Pacific Financial and Consumer do hereby, jointly and severally, indemnify and hold Bay View Bank harmless from and against any and all losses, damages, cost and expenses arising from the failure of Seller to comply with its obligations under this Section 5.25.

      5.26     Servicing Rights.  Provided that the Bay View Purchase occurs and
               ----------------
this Agreement is terminated prior to the consummation of the sale and purchase of the PSB Shares, (i) PSB agrees to transfer to Bay View Bank, at no cost, within five business days of the termination of this Agreement, all of its servicing rights with respect to loans sold to Bay View Bank by PSB, all as provided in a servicing assignment agreement to be agreed to and executed by Bay View and PUSA prior to consummation of the Bay View Purchase and Purchase Loan (the "Servicing Assignment Agreement"), and (ii) upon such termination Bay View shall have the right in its discretion, which shall not be unreasonably applied, if it shall have evidence that PSB has not conducted its sub-servicing operations with respect to Loans included in any securitization pools in material conformity with industry standards, to substitute for PSB a qualified party as the sub-servicer of such Loans.

      5.27     Inter-Company Obligations.  Upon the request of Bay View, PSB
               -------------------------
shall purchase from Pacific Technology Services, Inc. ("PTSI") certain computer hardware and software currently being leased from PTSI at its remaining book value. Prior to the Closing, PSB shall repay all tax-sharing obligations and inter-company items due to PUSA or its affiliates.

      5.28     Contribution of Shares.  Bay View shall contribute to Bay View
               ----------------------
Bank such number of shares of Bay View Common Stock to satisfy Bay View Bank's obligations hereunder to deliver Closing Shares and Earn Out Shares.

     5.29 Employment Agreements.  PSB shall use its best efforts to cause Janet
          ---------------------
Twombley, Farnum (Edward) Regan, Gary McClary and Donald Curtis to enter into New Employment Agreements as of the Closing Date.

     5.30 Servicing Standards.  Bay View shall, after the Closing Date, use
          -------------------
its commercially reasonable efforts to cause PSB to service the Loans it is servicing in accordance with the accepted servicing practices of prudent lending institutions and servicers of loans of the same type as the Loans.

                                   ARTICLE VI
                                   CONDITIONS

     6.1  Conditions to Each Party's Obligation Under This Agreement.  The
          ----------------------------------------------------------
respective obligations of each party to under this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

          (a) Stockholder Approval.  This Agreement and the transactions
              --------------------
     contemplated hereby shall have been approved and adopted by the requisite vote of the holders of Bay View Common Stock.

          (b) Regulatory Approvals.  Subject to Section 1.2(b), all requisite
              --------------------
     approvals of this Agreement and the transactions contemplated hereby shall have been received from all governmental and regulatory authorities, if any, having approval authority with respect to this Agreement or any of the transactions contemplated herein (the parties hereto acknowledge and agree that the sale and purchase of the PSB Shares is not conditioned in any respect on the dividending of the PSB Shares from Consumer to any other entity and that PUSA shall be obligated to cause the sale of the PSB Shares to Bay View Bank irrespective of which PUSA affiliate may hold the PSB Shares on the Closing Date), without the imposition of any condition which differs from conditions customarily imposed by such authorities in orders approving acquisitions of the type contemplated hereby and in the good faith opinion of Bay View compliance with which would materially adversely affect the reasonably anticipated benefits of the acquisition contemplated herein to Bay View, and all applicable waiting periods shall have expired.

          (c) No Injunctions.  Neither Bay View, Bay View Bank, PUSA, Pacific
              --------------
     Financial, Consumer, PSB nor the PSB Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby.

          (d) Listing.  The Bay View Closing Shares (other than shares of Non-
              -------
     Voting Common Stock) shall have been approved for listing on The Nasdaq Stock Market subject to official notice of issuance.

      6.2 Conditions to Obligations of Seller Under This Agreement.  The
          --------------------------------------------------------
obligations of Seller under this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

          (a) Representations and Warranties.  The representations and
              ------------------------------
     warranties of Bay View set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as though made on and as of the Closing except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) for the effect of transactions specifically contemplated by this Agreement and (iii) intervening events or occurrences that are reflected on an updated Schedule prior to Closing that do not, when taken into account with other matters, result in or reasonably likely would result in, a material adverse change in the Condition of Bay View and the Bay View Subsidiaries, taken as a whole ) and PSB shall have received a certificate of the president and chief executive officer of Bay View to that effect.

          (b) Performance of Obligations.  Bay View shall have performed in all
              --------------------------
     material respects all obligations required to be performed by it under this Agreement prior to the Closing, and PSB shall have received a certificate of the president and chief executive officer of Bay View to that effect.

          (c)  Director.  One nominee of PUSA or Pacific Financial shall have
               --------
     been appointed to the boards of directors of Bay View and Bay View Bank effective as of the Closing. Three nominees of PUSA or Pacific Financial shall have been appointed to the Board of Directors of PSB effective as of the Closing.

          (d) Opinion of Counsel.  PSB shall have received an opinion from
              ------------------
     Silver, Freedman & Taff, L.L.P., counsel to Bay View, dated the Closing Date in the form of the attached Appendix A.

          (e) No Material Adverse Change.  Since the date of this Agreement,
              --------------------------
     there shall have been no material adverse change in the Condition, or events or circumstances that are reasonably likely to result in a material adverse change in the Condition, of Bay View and the Bay View Subsidiaries, taken as a whole, and PSB shall have received a certificate of the president and chief executive of Bay View to that effect.

          (f) Voting Agreement.  Seller and Bay View shall have entered into the
              ----------------
     Voting Agreement.

      6.3 Conditions to Obligations of Bay View Under This Agreement.  The
          ----------------------------------------------------------
obligations of Bay View under this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

          (a) Representations and Warranties.  The representations and
              ------------------------------
     warranties of PSB, Consumer,  Pacific Financial and PUSA set forth in
     Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as though made on and as of the Closing except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) for the effect of transactions specifically contemplated by this Agreement) and (iii) intervening events or occurrences that are reflected on an updated Schedule prior to Closing that do not, when taken into account with other matters, result in or reasonably likely would result in, a material adverse change in the Condition of PSB and the PSB Subsidiaries, taken as a whole).

          (b) Performance of Obligations.  PSB, Consumer, Pacific Financial and
              --------------------------
     PUSA shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing, and Bay View shall have received a certificate of the chief executive officer of PSB, Pacific Financial, Consumer and PUSA to that effect.

          (c) Opinion of Counsel.  Bay View shall have received an opinion from
              ------------------
     Hughes & Luce, counsel to PSB, Consumer, Pacific Financial and PUSA dated the Closing Date, in the form of the attached Appendix B.

          (d) Emerling Agreement.  Robert Emerling, shall have executed and
              ------------------
     delivered a New Employment Agreement.

          (e) No Material Adverse Change.  Since the date of this Agreement,
              --------------------------
     there shall have been no material adverse change in the Condition, or events or circumstances that are reasonably likely to result in a material adverse change in the Condition, of PSB and the PSB Subsidiaries, taken as a whole, or decrease in the net worth of PSB or any PSB Subsidiary and Bay View shall have received a certificate of the chief executive officer of PSB to that effect.

          (f) Third Party Consents.  All consents or approvals of all persons
              --------------------
     (other than governmental authorities) under all material contracts or agreements shall have been obtained and shall be in full force and effect.

          (g) Minimum Tangible Net Worth.  On the Closing Date and after taking
              --------------------------
     into account the effects of the Section 338(h)(10) Election and any tax sharing obligations PSB shall have a minimum tangible net worth of $25,000,000.

          (h) Loans Sold to Bay View Bank.  PSB shall have either (A) during the
              ---------------------------
     period between the date of this Agreement and the Closing Date sold at least $600 million in principal amount of Eligible Loan Production to Bay View Bank, or (B) during the two full calendar months ending prior to the Closing Date sold at least $160 million in principal amount of Eligible Loan Production to Bay View Bank.

          (i) Ineligible Loans.  All loans held by PSB which do not constitute
              ----------------
     Eligible Loan Production or which are delinquent in the payment of principal or interest for more than 60 days shall have been sold to a PUSA affiliate for a minium of book value.

                                  ARTICLE VII
            TERMINATION, SPECIFIC PERFORMANCE, AMENDMENT AND WAIVER

      7.1 Termination.  This Agreement may be terminated at any time prior to
          -----------
the Closing:

          (a) by mutual written consent of the Boards of Directors of Bay View and PUSA;

          (b) by the Board of Directors of Bay View or PUSA at any time after December 31, 1998 if the sale and purchase of the PSB Shares shall not theretofore have been consummated (provided, however, that the right to terminate under this Section 7.1(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the sale and purchase of the PSB Shares to occur on or before such date or to any party who is then in material breach of any representation, warranty, covenant or other agreement contained herein, and for purposes hereof Bay View and Bay View Bank shall be collectively deemed to be a party and PUSA, Pacific Financial, Consumer and PSB shall be collectively deemed to be a party);

          (c) by the Board of Directors of Bay View or PUSA if the Bay View stockholders shall not have adopted this Agreement at the Meeting or if any governmental or regulatory authority has denied approval of the sale and purchase of the PSB Shares and such denial has become final and nonappealable;

          (d) by the Board of Directors of Bay View in the event of a material breach by PSB, Consumer, Pacific Financial or PUSA of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to PSB, Consumer, Pacific Financial or PUSA by Bay View;

          (e) by the Board of Directors of PUSA in the event of a material breach by Bay View of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Bay View by PUSA; or

          (f) by the Board of Directors of PUSA (with written notice thereof to Bay View which notice is final and may not be withdrawn) at any time during the second trading day immediately prior to the anticipated Closing Date, if (x) the Average Closing Price (as defined herein) is less than $26.00 (subject to adjustment pursuant to Section 1.6), and (y) Bay View shall not have given written notice to Pacific Financial prior to the Closing Date to the effect that Bay View agrees that the number of Bay View Closing Shares shall be calculated by dividing the Minimum Stock Consideration Value (as defined herein) by the Average Closing Price. "Average Closing Price" means the average of the reported daily closing prices of Bay View Common Stock on The Nasdaq Stock Market during the period of 20 consecutive trading days ending on the third trading day immediately prior to the anticipated Closing Date. "Minimum Stock Consideration Value" means the number of Bay View Closing Shares multiplied by $26.00.

          (g) by the Board of Directors of Bay View or PUSA pursuant to Section 5.21(a)(ii).

      7.2 Effect of Termination.
          ---------------------

          (a) In the event of termination of this Agreement as provided in Sections 7.1(a), 7.1(b) and 7.1(c) this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of Bay View, Bay View Bank, PSB, Consumer, Pacific Financial or PUSA or their respective officers or directors except as set forth in the second sentence of Section 5.1, in the first sentence of Section 5.5, the second sentence of 5.23 and Section 5.27, and, with respect to a termination as provided in
     Section 7.1(c), the second sentence of Section 5.5.

          (b) In the event that this Agreement is terminated by a party (the "Aggrieved Party") solely by reason of the willful material breach by another party ("Breaching Party") of any of its representations, warranties, covenants or agreements contained herein then the Aggrieved Party shall be entitled to such remedies and relief against the Breaching Party as are available at law or in equity.

      7.3 Specific Performance. As an alternative to terminating this Agreement,
          --------------------
an Aggrieved Party shall be entitled to specifically enforce the terms hereof against a Breaching Party in order to cause the sale and purchase of the PSB Shares to be consummated. Each party acknowledges that there is not an adequate remedy at law to compensate the other parties relating to the non-consummation of the sale and purchase of the PSB Shares. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

      7.4 Amendment.  This Agreement may be amended by the parties hereto, by
          ---------
action taken by or on behalf of their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Bay View, Bay View Bank, PSB, Consumer, Pacific Financial and PUSA. The parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof as may be required to effect or facilitate any regulatory approval or acceptance of this Agreement or to effect or facilitate any regulatory or governmental filing or recording required for the consummation of any of the transactions contemplated hereby.

      7.5 Severability.  Any term, provision, covenant or restriction contained
          ------------
in this Agreement held by a court or a governmental authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdictions shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

      7.6 Waiver.  Any term, condition or provision of this Agreement may be
          ------
waived in writing at any time by the Board of Directors of the party which is entitled to the benefits thereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by a party of another party prior to or after the date hereof shall stop or prevent such party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                  ARTICLE VIII
                    POST-EFFECTIVE SURVIVAL; INDEMNIFICATION

      8.1 General Survival.  If the sale and purchase of the PSB Shares is
          ----------------
consummated, the parties hereto agree that, notwithstanding the provisions of
Section 9.1 and regardless of any investigation made by Bay View or Bay View Bank, PUSA and Seller shall remain responsible (without any right of contribution from PSB or the PSB Subsidiary) for the representations, warranties, covenants and agreements of PUSA, Pacific Financial, Consumer and PSB contained in this Agreement, which shall survive the Closing through March 31, 2000 (with claims then pending continuing to survive thereafter) (the "Post-Closing Survival Period") provided that the representations and warranties set forth in Sections 2.3, 2.9 and 2.18 shall survive until the expiration of the applicable statute of limitations, the covenants in Section 5.25 shall survive for a period of three years after the Earn Out Period, Section 8.2 and 9.2 shall survive relating to the enforcement of rights and remedies and Section 1.7 shall survive for the Earn Out Period. Nothing contained in this Article VIII shall alter or diminish the rights of any party under Section 7.2 hereof, it being the intent of the parties that the provisions of Article VIII shall only apply if the sale and purchase of the PSB Shares is consummated.

      8.2 Indemnification.
          ---------------

          (a)  Indemnification Claims.  Any and all Post-Closing Losses (as
               ----------------------
defined herein) resulting from, arising out of, relating to, or imposed upon or incurred by Bay View, Bay View Bank, PSB, the PSB Subsidiaries, or any other Bay View Subsidiary by reason of, any inaccuracy and/or breach of any of the representations, warranties, covenants or agreements of PSB, Consumer, Pacific Financial or PUSA contained in this Agreement or in any Schedule delivered by PSB, Consumer, Pacific Financial or PUSA pursuant to this Agreement or arising out of items listed on Schedules 2.18(c) and (d) shall constitute indemnification claims (each an "Indemnification Claim"). For purposes of this Agreement, the term "Post-Closing Losses" means all losses, damages and liabilities (in each case whether direct or indirect), charges, liens,
                                         --
deficiencies, expenses, costs, assessments, judgments, settlements, demands, claims, interest, fines, and penalties, in each case of any nature whatsoever (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals) incurred or suffered by Bay View or any Bay View Subsidiary (including PSB and the PSB Subsidiaries) provided, however, that the term Post-Closing Losses shall not include any monetary costs or expenses incurred (i) to the extent covered by insurance or (ii) relating to any individual claim or set of directly related claims that do not exceed $10,000.

          (b)  Disregarding Specific Materiality Exceptions.  For purposes of
               --------------------------------------------
determining Post-Closing Losses, any inaccuracy in or breach of a representation or warranty by PSB, Consumer, Pacific Financial or PUSA shall be deemed to constitute a breach of a representation or warranty notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty on the scope, accuracy or completeness thereof, it being the intention of the parties that any and all Post-Closing Losses shall be determined based on the failure of any such representation or warranty of PSB, Consumer, Pacific Financial or PUSA to be true, correct and complete in any respect.

          (c) Method for Satisfying Indemnification Claims.  PUSA and Seller
              --------------------------------------------
shall be jointly and severally liable to Bay View Bank for the amount of each Indemnification Claim but subject to the limitations set forth in Section 8.2(d), and without limiting the rights of Bay View Bank, Post-Closing Losses subject to the limitations set forth in Section 8.2(d) may be satisfied, at the election of Bay View Bank after notice to PUSA and Seller of such election and the failure by PUSA and Seller to pay such amount in cash within 30 days of such notice, by offset against and reduction of Earn Out Amounts.

          (d) Limitations.  The maximum liability for which PUSA and Seller
              -----------
shall be liable for indemnification under this Article VIII shall be $25,000,000. Further, PUSA and Seller shall have no liability for indemnification under this Article VIII until the total of all Post-Closing Losses with respect to Indemnification Claims exceeds $5,000,000, and shall be liable only for the amount by which such Post-Closing Losses exceeds $5,000,000. There shall be no basket or maximum relating to Indemnification Claims based upon fraud committed by PUSA, Pacific Financial, Consumer or PSB against Bay View or Bay View Bank in connection with this Agreement or relating to the title to PSB Shares or relating to the failure of Seller to perform its obligations under Section 5.25. Nothing herein shall constitute a limitation or restriction in allocating expenses against PSB in the calculation of Pre-Tax PSB Income under Section 1.4(c).

          (e) Notice and Resolution of Indemnification Claims.
              -----------------------------------------------

              (1) Bay View Bank will give written notice (the "Claim Notice") to PUSA promptly after obtaining knowledge of any Indemnification Claim. Such notice will set forth in reasonable detail the nature of the claim, including an amount, if practicable, or estimate, if practicable, of the Post-Closing Losses related to such claim and the basis of Bay View Bank's request for indemnification under this Agreement.

              (2) If such Indemnification Claim arises from a claim or action involving a third party (a "Third Party Claim"), PUSA and Seller shall have the right, upon written notice (a "Defense Notice") to Bay View Bank within 15 days of its receipt from Bay View Bank of the Claim Notice, to conduct at their expense the defense against such Third Party Claim. When PUSA and Seller conduct the defense, Bay View Bank shall have the right to approve the defense counsel, which approval shall not be unreasonably withheld or delayed. In the event that PUSA and Seller fail to give a Defense Notice within the 15-day period prescribed above or PUSA and Seller withdraw from the defense of a Third Party Claim, Bay View Bank shall have the right to conduct such defense in good faith with counsel reasonably acceptable to PUSA and Seller, but Bay View Bank shall be prohibited from compromising or settling the claim without the prior written consent of PUSA or Seller, which consent shall not be unreasonably withheld or delayed. In the event that PUSA and Seller do deliver a Defense Notice and thereby elect to conduct the defense of such Third Party Claim, Bay View Bank will at its own expense, cooperate with and make available to PUSA and Seller such assistance, personnel, witnesses and materials as PUSA and Seller may reasonably request. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

          (f) Settlements.  If a firm offer is made to settle a Third Party
              -----------
Claim, and PUSA and Seller desire to accept and agree to such offer, PUSA and Seller shall give written notice to Bay View Bank to that effect. If Bay View Bank objects to such firm offer within ten days after its receipt of such notice, Bay View Bank may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of PUSA and Seller as to such Third Party Claim shall not exceed the amount of such settlement offer, plus other Post-Closing Losses with respect to such Claim paid or incurred by Bay View Bank or any of its Subsidiaries up to the point such notice had been delivered.

          (g) Mitigation.  Bay View Bank shall use commercially reasonable
              ----------
efforts to mitigate Post-Closing Losses and shall reasonably consult and cooperate with PUSA and Seller with a view towards mitigating Post-Closing Losses, in connection with Indemnification Claims for which Bay View Bank seeks indemnification under this Article VIII.

          (h) Subrogation.  After any indemnification payment is made to Bay
              -----------
View Bank pursuant to this Article VIII, PUSA and Seller shall, to the extent of such payment, be subrogated to all rights (if any) of Bay View Bank against any third party in connection with the Post-Closing Losses to which such payment relates. Without limiting the generality of the preceding sentence, Bay View Bank shall execute, upon the written request of PUSA and Seller, any instrument reasonably necessary to evidence such subrogation rights.

          (i) Exclusivity of Remedies.  Notwithstanding anything to the
              -----------------------
contrary in this Agreement, Bay View Bank acknowledges that the indemnification provisions set forth in this Article VIII constitute the sole and exclusive recourse and remedy of Bay View Bank

     (or any successor entity) against PUSA or Seller with respect to the breach of any representation, warranty, covenant or agreement of PUSA, Pacific Financial, Consumer or PSB contained in this Agreement or in any closing certificate executed and delivered by any of PUSA, Pacific Financial, Consumer or PSB in connection herewith or otherwise in connection with the transactions contemplated hereby, except to the extent that any such breach is the result of fraud by any of PUSA, Pacific Financial, Consumer or PSB. Nothing herein is intended to impact or adjust the calculation of Pre-Tax PSB Income under Section 1.4(c)(i)(A), it being understood that any expense charged against income in such calculation is not a remedy.


                                    ARTICLE IX
                                GENERAL PROVISIONS

     9.1  Non-Survival of Representations, Warranties and Agreements.  No
          ----------------------------------------------------------
investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth above in Section 8.1, and this Section 9.1, all representations, warranties and agreements in this Agreement of the parties or in any instrument delivered by a party pursuant to or in connection with this Agreement shall not survive the Closing or the termination of this Agreement in accordance with its terms. In the event of consummation of the sale and purchase of the PSB Shares, the agreements of Bay View and Bay View Bank contained in or referred to in Sections 1.4, 1.5, 1.7, 5.7, 5.17, 5.18, 5.19, 5.23 and 5.24, and the covenants and agreements of PUSA and Seller as provided in Sections 5.25 and 8.1, shall survive the Closing. In the event of termination of this Agreement in accordance with its terms, the Agreements specified in Section 7.2 shall survive.

     9.2  Arbitration. The parties hereby agree that any controversy or dispute
          -----------
arising out of or relating to this Agreement shall be resolved pursuant to this
Section 9.2.

          (a) Agreement to Negotiate.  Prior to submitting any controversy,
              ----------------------
     dispute or claim arising out of, or relating to, this Agreement to arbitration, Bay View and PUSA (each of which shall be deemed a "party") hereto agree to observe the following procedures:

              (1)(i) The party desiring to submit any such controversy, dispute or claim to arbitration (the "claimant") first shall give written notice thereof to the other party (the "recipient") setting forth in detail the pertinent facts and circumstances relating to such controversy, dispute or claim;

              (2)(ii) The recipient shall have a period of 15 days in which to consider the controversy, dispute or claim which is the subject to the notice and to furnish in writing to the claimant a written statement of the recipient's position;

              (3)(iii) Within seven days of claimant's receipt of recipient's written statement, the parties shall meet in an effort to resolve amicably any differences which may exist and, failing such resolution, either or both of the parties shall have the right to submit the matter to arbitration.

     (b) Bay View and PUSA each agree that any controversy, dispute or claim arising out of, or relating to, this Agreement, or breach of this Agreement, including disputes concerning termination of this Agreement, shall be settled by arbitration in Chicago, Illinois. This agreement to arbitrate shall be specifically enforceable. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.

     (c) Any demand for arbitration must be served on the other party within six months of the date when the party has actual knowledge of the act or omission giving rise to the controversy, dispute or claim. In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such controversy dispute or claim would be barred by the applicable statute of limitations or the provisions of Sections 8.1 or 9.1.

     (d) The arbitration will be conducted before a panel of three independent and impartial arbitrators. Each of Bay View and PUSA will be entitled to select one arbitrator, and the two arbitrators so selected will select the third arbitrator. Except as otherwise specifically provided herein, the arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Commercial Rules of arbitration and procedures established by the American Arbitration Association in effect at the time of the arbitration, including without limitation the expedited procedures set forth therein.

     (e) The decision of the arbitration panel shall be final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder is hereby waived (unless otherwise provided by applicable law), except suit to enforce the arbitration award.

     (f) Bay View and PUSA each agree that such arbitration shall be the exclusive forum for any controversy, dispute or claim arising out of or relating to this Agreement or breach or termination of this Agreement; and further agree that in arbitration their remedy at law shall not include punitive damages.

     (g) Each of Bay View and PUSA shall pay its own attorney or other representative, and the expenses of its witnesses and all other expenses connected with its case. Other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, arbitrator's fees, and all other fees and costs, shall be borne by the parties to the arbitration equally. Notwithstanding the foregoing, the arbitration panel may in its discretion order the losing party to pay to the prevailing party all costs and fees, including the prevailing party's legal fees.

     9.3  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


     (i)  if to Bay View:

          Bay View Capital Corporation
          1840 Gateway Drive
          San Mateo, California 94404
          Attention: Robert J. Flax
                     Executive Vice President
                     and General Counsel
          Telecopy:  (650) 573-7300

     Copies to:

          Silver, Freedman & Taff, L.L.P.
          1100 New York Avenue, N.W.
          Washington, D.C.  20005-3934
          Attention: Barry P. Taff, P.C.
                     Christopher R. Kelly, P.C.
          Telecopy:  (202) 682-0354

     (ii) if to PUSA, Pacific Financial, Consumer OR PSB:

          Pacific USA Holdings Corp.
          Pacific Financial Group, Inc.
          PSB Consumer Finance Corp.
          PSB Lending Corp.
          ___________________________
          ___________________________
          Attention:_________________
                    President
          Telecopy: (___) ___-____

     Copy to:

          Pacific USA Holdings, Inc.
          3200 South West Freeway
          Suite 1220
          Houston, Texas ______
          Attention: Cathryn L. Porter
          Telecopy:  (713) 871-1516

          and

          Hughes & Luce, L.L.P.
          1717 Main Street, Suite 2800
          Dallas, Texas 75201
          Attention: Alan J. Bogdanow
          Telecopy:  (214) 939-6100

     9.4  Miscellaneous.  This Agreement (including the Schedules referred to
          -------------
herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) is not intended to confer upon any person not a party hereto any rights or remedies hereunder,
(iii) shall not be assigned by operation of law or otherwise (iv) subject to the preceding clause, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties and (v) shall be governed in all respects by the laws of the State of Delaware, except as otherwise specifically provided herein or required by federal law or regulation. This Agreement may be executed in counterparts which together shall constitute a single agreement.

     Bay View, Bay View Bank, PSB, Consumer, Pacific Financial, and PUSA have caused this Agreement to be duly executed by their authorized representatives on the date first above written.

BAY VIEW CAPITAL CORPORATION        BAY VIEW BANK



By:___________________________      By:________________________________

Name:_________________________      Name:______________________________

Title:________________________      Title:_____________________________



PACIFIC USA HOLDINGS CORP.          PACIFIC FINANCIAL GROUP, INC.



By:___________________________      By:________________________________

Name:_________________________      Name:______________________________

Title:________________________      Title:_____________________________



PSB CONSUMER FINANCE CORP.          PSB LENDING CORP.



By:___________________________      By:________________________________

Name:_________________________      Name:______________________________

Title:________________________      Title:_____________________________